Exhibit 99.1

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019 AND 2018 AND FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2019
AND

INDEPENDENT AUDITORS’ REPORT

GLOSSARY

When the following terms and abbreviations appear in the text of this report, they have the meanings indicated below.
acquisition accounting
The acquisition method of accounting for a business combination as prescribed by GAAP, whereby the cost or “acquisition price” of a business combination, including the amount paid for the equity and direct transaction costs, are allocated to identifiable assets and liabilities (including intangible assets) based upon their fair values. The excess of the purchase price over the fair values of assets and liabilities is recorded as goodwill

AMS	Advanced metering system
ASU	Accounting Standards Update
Code	The Internal Revenue Code of 1986, as amended
CP Notes	Unsecured commercial paper notes issued under our CP Program
CP Program	Commercial paper program
Credit Facility
Revolving Credit Agreement, dated as of November 17, 2017, among Oncor, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and swingline lender, and the fronting banks from time to time party thereto

DCRF	Distribution cost recovery factor
Deed of Trust
Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008, made by Oncor to and for the benefit of The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as collateral agent, as amended

Disinterested Director
Refers to a member of our and Oncor’s board of directors who is a “disinterested director” pursuant to each company’s limited liability company agreement. The limited liability company agreements of Oncor and Oncor Holdings provide that disinterested directors shall (i) be independent directors in all material respects under the rules of the New York Stock Exchange in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years

EECRF	Energy efficiency cost recovery factor
EFH Bankruptcy Proceedings
Refers to voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code filed in U.S. Bankruptcy Court for the District of Delaware on April 29, 2014 by EFH Corp. and the substantial majority of its direct and indirect subsidiaries. The Oncor Ring-Fenced Entities were not parties to the EFH Bankruptcy Proceedings

EFH Corp.	Refers to Energy Future Holdings Corp., a holding company, and/or its subsidiaries, depending on context. Renamed Sempra Texas Holdings Corp. upon closing of the Sempra Acquisition
EFIH
Refers to Energy Future Intermediate Holding Company LLC, a direct, wholly owned subsidiary of EFH Corp. and the direct parent of Oncor Holdings. Renamed Sempra Texas Intermediate Holding Company LLC upon closing of the Sempra Acquisition

ERCOT	Electric Reliability Council of Texas, Inc., the independent system operator and the regional coordinator of various electricity systems within Texas
ERISA	Employee Retirement Income Security Act of 1974, as amended
FASB	Financial Accounting Standards Board
FERC	U.S. Federal Energy Regulatory Commission
Fitch	Fitch Ratings, Ltd. (a credit rating agency)
GAAP	Generally accepted accounting principles of the U.S.

InfraREIT
InfraREIT, Inc., which was merged with and into a wholly owned subsidiary of Oncor on May 16, 2019 in the InfraREIT Acquisition, with the surviving entity being a wholly owned subsidiary of Oncor renamed Oncor NTU Holdings Company LLC

InfraREIT Acquisition
Refers to Oncor’s acquisition of all of the equity interests of InfraREIT and InfraREIT Partners on May 16, 2019 pursuant to the transactions contemplated by the InfraREIT Merger Agreement and the SDTS-SU Asset Exchange

InfraREIT Merger Agreement
Refers to the Agreement and Plan of Merger, dated as of October 18, 2018, among Oncor, 1912 Merger Sub LLC (a wholly owned, subsidiary of Oncor), Oncor T&D Partners, LP (a wholly owned indirect subsidiary of Oncor), InfraREIT and InfraREIT Partners, which was completed on May 16, 2019

InfraREIT Partners	InfraREIT Partners, LP, a subsidiary of InfraREIT, which, as a result of the InfraREIT Acquisition, became an indirect wholly owned subsidiary of Oncor and was renamed Oncor NTU Partnership LP
Investment LLC
Refers to Oncor Management Investment LLC, a limited liability company and former minority membership interest owner (approximately 0.22%) of Oncor, whose managing member is Oncor and whose Class B equity interests are owned by certain current or former members of the management team and independent directors of Oncor

IRS	U.S. Internal Revenue Service
kV	Kilovolts
kWh	Kilowatt-hours
LIBOR	London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market
Moody’s	Moody’s Investors Service, Inc. (a credit rating agency)
MW	Megawatts
NERC	North American Electric Reliability Corporation
Note Purchase Agreements
Refers to (i) the Note Purchase Agreement, dated May 3, 2019, pursuant to which Oncor issued its 6.47% Senior Notes, Series A, due September 30, 2030, 7.25% Senior Notes, Series B, due December 30, 2029, and 8.50% Senior Notes, Series C, due December 30, 2020 and (ii) the Note Purchase Agreement, dated May 6, 2019, pursuant to which Oncor issued its 3.86% Senior Notes, Series A, due December 3, 2025 and 3.86% Senior Notes, Series B, due January 14, 2026

NTU	Oncor Electric Delivery Company NTU LLC (formerly SDTS until the closing of the InfraREIT Acquisition), a wholly owned, indirect subsidiary of Oncor
Oncor	Oncor Electric Delivery Company LLC, a direct, majority-owned subsidiary of Oncor Holdings
Oncor Holdings	Oncor Electric Delivery Holdings Company LLC, the direct majority owner (80.25% equity interest) of Oncor. Oncor Holdings is wholly owned by STIH
Oncor OPEB Plans
Refers to plans sponsored by Oncor that offer certain postretirement health care and life insurance benefits to eligible current and former Oncor employees, certain eligible current and former EFH Corp. and Vistra employees, and their eligible dependents

Oncor Retirement Plan	Refers to a defined benefit pension plan sponsored by Oncor
Oncor Ring-Fenced Entities	Refers to Oncor Holdings and its direct and indirect subsidiaries, including Oncor and Oncor’s direct and indirect subsidiaries
OPEB	Other postretirement employee benefits
PUCT	Public Utility Commission of Texas
PURA	Texas Public Utility Regulatory Act
REP	Retail electric provider
ROU	Right-of-use
S&P	S&P Global Ratings, a division of S&P Global Inc. (a credit rating agency)
SDTS	Sharyland Distribution & Transmission Services, L.L.C., an indirect subsidiary of InfraREIT, which was renamed Oncor Electric Delivery Company NTU LLC in connection with the InfraREIT Acquisition

SDTS-SU Asset Exchange
Refers to the transactions contemplated by the Agreement and Plan of Merger, dated as of October 18, 2018, by and among SU, SDTS and Oncor pursuant to which SU and SDTS exchanged certain assets as a condition to the closing of the transactions contemplated by the InfraREIT Merger Agreement

Sempra	Sempra Energy
Sempra Acquisition
Refers to the transactions contemplated by the plan of reorganization confirmed in the EFH Bankruptcy Proceedings and that certain Agreement and Plan of Merger, dated as of August 21, 2017, by and among EFH Corp., EFIH, Sempra and one of Sempra’s wholly owned subsidiaries, pursuant to which Sempra indirectly acquired the 80.03% of Oncor’s membership interests owned indirectly by EFH Corp. and EFIH. The transactions closed March 9, 2018

Sempra Order	Refers to the final order issued by the PUCT in PUCT Docket No. 47675 approving the Sempra Acquisition
Sempra-Sharyland Transaction	Refers to Sempra’s May 16, 2019 acquisition of an indirect 50% ownership interest in Sharyland Holdings
Sharyland	Refers to Sharyland Utilities, L.L.C. (formerly SU), a subsidiary of Sharyland Holdings
Sharyland 2017 Agreement	Refers to that certain Agreement and Plan of Merger, dated as of July 21, 2017, by and among the Sharyland Entities, Oncor, and Oncor AssetCo LLC, a wholly owned subsidiary of Oncor
Sharyland 2017 Asset Exchange
Refers to the asset swap consummated on November 9, 2017 pursuant to which Oncor received substantially all of the distribution assets and certain transmission assets of SDTS and SU in exchange for certain of Oncor’s transmission assets and cash. The asset swap was completed pursuant to PUCT Docket No. 47469 and the Sharyland 2017 Agreement

Sharyland Entities	Refers to SDTS, SU, SU AssetCo, L.L.C., a wholly owned subsidiary of SU, and SDTS AssetCo, L.L.C., a wholly owned subsidiary of SDTS, each of which was a party to the Sharyland 2017 Agreement
Sharyland Holdings	Refers to Sharyland Holdings, L.P., an entity in which Sempra acquired an indirect 50% ownership interest in the Sempra-Sharyland Transaction. Sharyland Holdings is the parent of Sharyland
Sponsor Group
Refers collectively to certain investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Global, LLC and GS Capital Partners, an affiliate of Goldman, Sachs & Co., that controlled Texas Holdings

STH	Refers to Sempra Texas Holdings Corp., a Texas corporation (formerly EFH Corp. prior to the closing of the Sempra Acquisition), which is wholly owned by Sempra and the direct parent of STIH
STIH
Refers to Sempra Texas Intermediate Holding Company LLC., a Delaware limited liability company (formerly EFIH prior to the closing of the Sempra Acquisition), and the sole member of Oncor Holdings following the Sempra Acquisition

SU	Refers to Sharyland Utilities, L.P., which was converted into Sharyland on May 16, 2019 in connection with the Sempra-Sharyland Transaction
Supplemental Retirement Plan	Refers to the Oncor Supplemental Retirement Plan
TCJA	“Tax Cuts and Jobs Act,” enacted on December 22, 2017
TCOS	Transmission cost of service
TCRF	Transmission cost recovery factor
Texas Holdings
Refers to Texas Energy Future Holdings Limited Partnership, a limited partnership controlled by the Sponsor Group that owned substantially all of the common stock of EFH Corp. prior to the closing of the Sempra Acquisition

Texas Holdings Group	Refers to Texas Holdings and its direct and indirect subsidiaries other than the Oncor Ring-Fenced Entities
Texas margin tax	A privilege tax imposed on taxable entities chartered/organized or doing business in the State of Texas that, for accounting purposes, is reported as an income tax

Texas Transmission
Refers to Texas Transmission Investment LLC, a limited liability company that owns a 19.75% equity interest in Oncor. Texas Transmission is an entity indirectly owned by a private investment group led by OMERS Administration Corporation (acting through its infrastructure investment entity, OMERS Infrastructure Management Inc.) and Cheyne Walk Investment Pte. Ltd. Sempra (through STIH) owns an indirect 1% ownership interest in Texas Transmission

U.S.	United States of America
Vistra	Refers to Vistra Energy Corp., and/or its subsidiaries, depending on context, formerly a subsidiary of EFH Corp. until October 2016
Vistra Retirement Plan	Refers to a defined benefit pension plan sponsored by an affiliate of Vistra, in which Oncor participates (formerly EFH Retirement Plan)

These consolidated financial statements occasionally make references to Oncor Holdings or Oncor when describing actions, rights or obligations of their respective subsidiaries. References to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. These references reflect the fact that the subsidiaries are consolidated with their respective parent companies for financial reporting purposes. However, these references should not be interpreted to imply that the parent company is actually undertaking the action or has the rights or obligations of the relevant subsidiary company or that the subsidiary company is undertaking an action or has the rights or obligations of its parent company or any other affiliate.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Member of
Oncor Electric Delivery Holdings Company LLC
Dallas, Texas

We have audited the accompanying consolidated financial statements of Oncor Electric Delivery Holdings Company LLC and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, membership interests, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oncor Electric Delivery Holdings Company LLC and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 27, 2020

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED INCOME
(millions of dollars)

	Year Ended December 31,
	2019	2018	2017

Operating revenues (Note 4)	$4,347	$4,101	$3,958
Operating expenses:
Wholesale transmission service	1,005	962	929
Operation and maintenance (Note 13)	899	875	731
Depreciation and amortization	723	671	762
Income taxes (Notes 1, 5 and 13)	138	152	266
Taxes other than amounts related to income taxes	508	496	462
Total operating expenses	3,273	3,156	3,150
Operating income	1,074	945	808
Other deductions and (income) - net (Note 15)	63	84	46
Nonoperating income tax (benefit) expense (Note 5)	(7)	(10)	74
Interest expense and related charges (Note 15)	375	351	342
Net income	643	520	346
Net income attributable to noncontrolling interests	(129)	(107)	(84)
Net income attributable to Oncor Holdings	$514	$413	$262

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME
(millions of dollars)

	Year Ended December 31,
	2019	2018	2017

Net income	$643	$520	$346
Other comprehensive income (loss):
Cash flow hedges – derivative value net loss recognized in net income (net of tax expense of $-, $1, and $1) (Note 1)	2	2	2
Defined benefit pension plans (net of tax expense of $4, $6, and $4) (Note 11)	22	(25)	8
Total other comprehensive income (loss)	24	(23)	10
Comprehensive income	667	497	356
Comprehensive income attributable to noncontrolling interests	(134)	(95)	(86)
Comprehensive income attributable to Oncor Holdings	$533	$402	$270

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED CASH FLOWS
(millions of dollars)

	Year Ended December 31,
	2019	2018	2017

Cash flows — operating activities:
Net income	$643	$520	$346
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	806	777	815
Deferred income taxes – net	58	29	360
Other – net	(4)	(3)	(2)
Changes in operating assets and liabilities:
Accounts receivable — trade	(53)	68	(76)
Inventories	(30)	(25)	(1)
Accounts payable — trade	21	30	(11)
Regulatory accounts related to reconcilable tariffs (Note 3)	(44)	66	29
Other — assets	(208)	28	57
Other — liabilities	76	(26)	(77)
Cash provided by operating activities	1,265	1,464	1,440
Cash flows — financing activities:
Issuances of long-term debt (Note 7)	2,460	1,150	600
Repayments of long-term debt (Note 7)	(1,094)	(825)	(324)
Proceeds of business acquisition bridge loan (Note 6)	600	-	-
Repayment of business acquisition bridge loan (Note 6)	(600)	-	-
Net (decrease) increase in short-term borrowings (Note 6)	(882)	(137)	161
Distributions to member (Note 9)	(246)	(149)	(171)
Distributions to noncontrolling interests	(63)	(42)	(47)
Purchase of 0.22% interest in Oncor from noncontrolling interest	-	(26)	-
Equity contribution from member	1,587	256	-
Equity contribution from noncontrolling interest	391	54	-
Debt discount, premium, financing and reacquisition costs – net	(39)	(14)	(10)
Cash provided by (used in) financing activities	2,114	267	209
Cash flows — investing activities:
Capital expenditures (Note 13)	(2,097)	(1,767)	(1,631)
Business acquisition (Note 2)	(1,324)	-	(25)
Other – net	43	18	12
Cash used in investing activities	(3,378)	(1,749)	(1,644)
Net change in cash and cash equivalents	1	(18)	5
Cash and cash equivalents — beginning balance	3	21	16
Cash and cash equivalents — ending balance	$4	$3	$21

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
CONSOLIDATED BALANCE SHEETS
(millions of dollars)

	At December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$4	$3
Trade accounts receivable – net (Note 15)	661	559
Income taxes receivable from member (Note 13)	4	-
Materials and supplies inventories — at average cost	148	116
Prepayments and other current assets	96	94
Total current assets	913	772
Investments and other property (Note 15)	133	120
Property, plant and equipment – net (Note 15)	19,370	16,090
Goodwill (Notes 1 and 15)	4,628	4,064
Regulatory assets (Note 3)	1,775	1,691
Operating lease ROU and other assets	106	15
Total assets	$26,925	$22,752

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings (Note 6)	$46	$813
Long-term debt due currently (Note 7)	608	600
Trade accounts payable	394	300
Income taxes payable to member (Note 13)	22	28
Accrued taxes other than income taxes	236	199
Accrued interest	83	68
Operating lease and other current liabilities (Note 8)	237	209
Total current liabilities	1,626	2,217
Long-term debt, less amounts due currently (Note 7)	8,017	5,835
Accumulated deferred income taxes (Notes 1, 5 and 13)	1,223	1,160
Regulatory liabilities (Note 3)	2,793	2,697
Employee benefit, operating lease and other obligations (Notes 11 and 15)	2,092	2,064
Total liabilities	15,751	13,973
Commitments and contingencies (Note 8)
Membership interests (Note 9):
Capital account	8,793	6,920
Accumulated other comprehensive loss	(92)	(92)
Oncor Holdings membership interest	8,701	6,828
Noncontrolling interests in subsidiary	2,473	1,951
Total membership interests	11,174	8,779
Total liabilities and membership interests	$26,925	$22,752

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
STATEMENTS OF CONSOLIDATED MEMBERSHIP INTERESTS
(millions of dollars)

	Year Ended December 31,
	2019	2018	2017

Oncor Holdings Membership Interests (Note 9)
Capital account:
Balance at beginning of period	$6,920	$6,411	$6,320
Net income attributable to Oncor Holdings	514	413	262
Distributions to member	(246)	(149)	(171)
Fair value of purchase of 0.22% interest in Oncor from noncontrolling interest over carrying value	-	(11)	-
Equity contribution from member	1,587	256	-
ASU 2018-02 stranded tax effects (Note 1)	18	-	-
Balance at end of period	8,793	6,920	6,411
Accumulated other comprehensive income (loss), net of tax effects:
Balance at beginning of period	(92)	(81)	(89)
Net effects of cash flow hedges (net of tax expense of $-, $1 and $1)	1	2	2
Defined benefit pension plans (net of tax of $4, $3 and $3)	17	(13)	6
ASU 2018-02 stranded tax effects (Note 1)	(18)	-	-
Balance at end of period	(92)	(92)	(81)
Oncor Holdings membership interests at end of period	$8,701	$6,828	$6,330

Noncontrolling interests in subsidiary (Note 10):
Balance at beginning of period	$1,951	$1,822	$1,912
Net income attributable to noncontrolling interests	129	107	84
Distributions to noncontrolling interests	(63)	(42)	(47)
Purchase of 0.22% interest in Oncor from noncontrolling interest	-	(15)	-
Equity contribution from noncontrolling interests	391	54	-
Change related to future tax distributions from Oncor	60	37	(128)
Defined benefit pension plans (net of tax expense of $-, $9 and $1)	6	(12)	1
ASU 2018-02 stranded tax effects (Note 1)	(1)	-	-
Noncontrolling interests in subsidiary at end of period	$2,473	$1,951	$1,822

Total membership interests at end of period	$11,174	$8,779	$8,152

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

References in this report to “we,” “our,” “us” and “the company” are to Oncor Holdings and/or its direct or indirect subsidiaries as apparent in the context. The financial statements are comprised almost entirely of the operations of Oncor; consequently, there are no separate reportable business segments. See “Glossary” for definition of terms and abbreviations.

We are a Dallas, Texas-based holding company whose financial statements are comprised almost entirely of the operations of our direct, majority (80.25%) owned subsidiary, Oncor. Oncor is a regulated electricity transmission and distribution company principally engaged in providing delivery services to REPs that sell power in the north-central, eastern and western parts of Texas. Oncor Holdings is indirectly wholly owned by Sempra. We are managed as an integrated business; consequently, there are no separate reportable business segments.

Our consolidated financial statements for the fiscal year ended December 31, 2019, include the results of Oncor’s wholly owned indirect subsidiary, NTU, which is a regulated utility that provides electricity transmission delivery service in the north-central, western and panhandle regions of Texas. Oncor acquired NTU as part of the InfraREIT Acquisition that closed on May 16, 2019.

Ring-Fencing Measures

Since 2007, various ring-fencing measures have been taken to enhance our credit quality and the separateness between the Oncor Ring-Fenced Entities and entities with ownership interests in Oncor or Oncor Holdings. These ring-fencing measures serve to mitigate the Oncor Ring-Fenced Entities’ credit exposure to owners of Oncor and Oncor Holdings, and to reduce the risk that the assets and liabilities of Oncor Ring-Fenced Entities would be substantively consolidated with the assets and liabilities of any direct or indirect owners of Oncor and Oncor Holdings in connection with a bankruptcy of any such entities. These measures include the November 2008 sale of 19.75% of Oncor’s equity interests to Texas Transmission.

In March 2018, Sempra indirectly acquired Oncor Holdings through the Sempra Acquisition. The Sempra Acquisition was consummated after obtaining the approval of the bankruptcy court in the EFH Bankruptcy Proceedings and the PUCT. The PUCT approval was obtained in Docket No. 47675, and the final order issued in that docket (Sempra Order) outlines certain ring-fencing measures, governance mechanisms and restrictions that apply after the Sempra Acquisition. As a result of these ring-fencing measures, Sempra does not control Oncor or Oncor Holdings, and the ring-fencing measures limit Sempra’s ability to direct the management, policies and operations of Oncor and Oncor Holdings, including the deployment or disposition of Oncor’s assets, declarations of dividends, strategic planning and other important corporate issues and actions.

None of the assets of the Oncor Ring-Fenced Entities are available to satisfy the debt or obligations of any Sempra entity or any other direct or indirect owner of Oncor or Oncor Holdings. The assets and liabilities of the Oncor Ring-Fenced Entities are separate and distinct from those of any Sempra entities and any other direct or indirect owner of Oncor or Oncor Holdings. We do not bear any liability for debt or contractual obligations of Sempra and its affiliates or any other direct or indirect owner of Oncor or Oncor Holdings, and vice versa. Accordingly, our operations are conducted, and our cash flows are managed, independently from Sempra and its affiliates and any other direct or indirect owner of Oncor or Oncor Holdings.

Oncor and Oncor Holdings are each a limited liability company governed by a board of directors, not its members. The Sempra Order and Oncor’s limited liability company agreement require that the board of directors of Oncor consist of thirteen members, constituted as follows:

•
seven Disinterested Directors, who (i) shall be independent directors in all material respects under the rules of the New York Stock Exchange in relation to Sempra or its subsidiaries and affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and (ii) shall have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years;

•	two members designated by Sempra (through Oncor Holdings);

•	two members designated by Texas Transmission; and

•	two current or former officers of Oncor (the Oncor Officer Directors), currently Robert S. Shapard and E. Allen Nye, Jr., who are Oncor’s Chairman of the Board and Chief Executive, respectively.

In order for a current or former officer of Oncor to be eligible to serve as an Oncor Officer Director, the officer cannot have worked for Sempra or any of its affiliates (excluding Oncor Holdings and Oncor) or any other entity with a direct or indirect ownership interest in Oncor or Oncor Holdings in the ten-year period prior to the officer being employed by Oncor. Oncor Holdings, at the direction of STIH, has the right to nominate and/or seek the removal of the Oncor Officer Directors, subject to approval by a majority of the Oncor board of directors. STIH is a wholly owned indirect subsidiary of, and controlled by, Sempra following the Sempra Acquisition.

The Sempra Order and our limited liability company agreement require that the board of directors of Oncor Holdings consist of eleven members, made up of six Disinterested Directors, two current or former officers of Oncor Holdings (currently Mr. Shapard and Mr. Nye) and two members designated by Sempra (through STIH).

In addition, the Sempra Order provides that the boards of directors of Oncor and Oncor Holdings cannot be overruled by the board of Sempra or any of its subsidiaries on dividend policy, the issuance of dividends or other distributions (except for contractual tax payments), debt issuance, capital expenditures, operation and maintenance expenditures, management and service fees, and appointment or removal of board members, provided that certain actions may also require the additional approval of the Oncor Holdings board of directors. The Sempra Order also provides that any changes to the size, composition, structure or rights of the boards of directors of each of Oncor Holdings and Oncor must first be approved by the PUCT. In addition, if Sempra acquires Texas Transmission’s interest in Oncor, the two board positions on Oncor’s board of directors that Texas Transmission is entitled to appoint will be eliminated and the size of Oncor’s board of directors will be reduced by two.

Additional regulatory commitments, governance mechanisms and restrictions provided in the Sempra Order and the limited liability company agreements of Oncor and Oncor Holdings to ring-fence Oncor and Oncor Holdings from their owners include, among others:

•
A majority of the Disinterested Directors of Oncor must approve any annual or multi-year budget if the aggregate amount of capital expenditures or operating and maintenance expenditures in such budget is more than a 10% increase or decrease from the corresponding amounts of such expenditures in the budget for the preceding fiscal year or multi-year period, as applicable;

•
Oncor and Oncor Holdings may not pay any dividends or make any other distributions (except for contractual tax payments) if a majority of its Disinterested Directors determines that it is in the best interests of the company to retain such amounts to meet expected future requirements;

•
At all times, Oncor will remain in compliance with the debt-to-equity ratio established by the PUCT from time to time for ratemaking purposes, and Oncor will not pay dividends or other distributions (except for contractual tax payments), if that payment would cause its debt-to-equity ratio to exceed the debt-to-equity ratio approved by the PUCT;

•
If the credit rating on Oncor’s senior secured debt by any of the three major rating agencies falls below BBB (or the equivalent), Oncor will suspend dividends and other distributions (except for contractual tax payments), unless otherwise allowed by the PUCT;

•
Without the prior approval of the PUCT, neither Sempra nor any of its affiliates (excluding Oncor) will incur, guaranty or pledge assets in respect of any indebtedness that is dependent on the revenues of Oncor in more than a proportionate degree than the other revenues of Sempra or on the stock of Oncor, and there will be no debt at STH or STIH at any time following the closing of the Sempra Acquisition;

•
Neither Oncor nor Oncor Holdings will lend money to or borrow money from Sempra or any of its affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and neither Oncor nor Oncor Holdings will share credit facilities with Sempra or any of its affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings;

•
There must be maintained certain “separateness measures” that reinforce the financial separation of Oncor and Oncor Holdings from their owners, including a requirement that dealings between Oncor, Oncor Holdings and their subsidiaries with Sempra, any of Sempra’s other affiliates or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, must be on an arm’s-length basis, limitations on affiliate transactions, separate recordkeeping requirements and a prohibition on Sempra or its affiliates pledging Oncor assets or stock for any entity other than Oncor; and

•
Sempra will continue to hold indirectly at least 51% of the ownership interests in Oncor and Oncor Holdings for at least five years following the closing of the Sempra Acquisition, unless otherwise specifically authorized by the PUCT.

Basis of Presentation

Our consolidated financial statements have been prepared in accordance with GAAP governing rate-regulated operations. All dollar amounts in the financial statements and tables in the notes are stated in millions of U.S. dollars unless otherwise indicated. Subsequent events have been evaluated through the date these consolidated financial statements were issued.

Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions about future events that affect the reporting of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expense, including fair value measurements. In the event estimates and/or assumptions prove to be different from actual amounts, adjustments are made in subsequent periods to reflect more current information. No material adjustments were made to previous estimates or assumptions during the current year.

Revenue Recognition

Oncor’s revenue is billed under tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service including a reasonable rate of return on invested capital. Revenues are generally recognized when the underlying service has been provided in an amount prescribed by the related tariff. See Note 4 for additional information regarding revenues.

Goodwill

The increase in goodwill to $4,628 million at December 31, 2019 from $4,064 million at December 31, 2018 is due to the InfraREIT Acquisition. See Note 2 for more information on the InfraREIT Acquisition.

Impairment of Long-Lived Assets and Goodwill

We evaluate long-lived assets (including intangible assets with finite lives) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We also evaluate goodwill for impairment annually on October 1 and whenever events or changes in circumstances indicate that an impairment may exist. The determination of the existence of these and other indications of impairment involves judgments that are subjective in nature and may require the use of estimates in forecasting future results and cash flows.

If at the assessment date our carrying value exceeds our estimated fair value (enterprise value), then the estimated enterprise value is compared to the estimated fair values of our operating assets (including identifiable intangible assets) and liabilities at the assessment date. The resultant implied goodwill amount is compared to the recorded goodwill amount. Any excess of the recorded goodwill amount over the implied goodwill amount is written off as an impairment charge.

In each of 2019, 2018 and 2017, we concluded, based on a qualitative assessment, that our estimated enterprise fair value was more likely than not greater than our carrying value. As a result, no additional testing for impairment was required and no impairments were recognized.

Income Taxes

Oncor is a partnership for US federal income tax purposes. Our tax sharing agreement with Oncor and STH, as successor to EFH Corp., includes Texas Transmission. The tax sharing agreement provides for the calculation of tax liability substantially as if we and Oncor file our own income tax returns, and requires tax payments to members determined on that basis (without duplication for any income taxes paid by our subsidiaries). Deferred income taxes are provided for temporary differences between our book and tax bases of assets and liabilities.

Amounts of deferred income tax assets and liabilities, as well as current and noncurrent accruals, are determined in accordance with the provisions of accounting guidance for income taxes and for uncertainty in income taxes. The accounting guidance for rate-regulated enterprises requires the recognition of regulatory assets or liabilities if it is probable such deferred tax amounts will be recovered from, or returned to customers in future rates. Investment tax credits are amortized to income over the estimated lives of the related properties.

We classify any interest and penalties expense related to uncertain tax positions as current income taxes as discussed in Note 5.

Defined Benefit Pension Plans and Oncor OPEB Plans

Oncor has liabilities under pension plans that offer benefits based on either a traditional defined benefit formula or a cash balance formula and Oncor OPEB plans that offer certain health care and life insurance benefits to eligible employees and their eligible dependents upon the retirement of such employees. Costs of pension and Oncor OPEB plans are dependent upon numerous factors, assumptions and estimates. See Note 11 for additional information regarding pension and OPEB plans.

System of Accounts

Our accounting records have been maintained in accordance with the FERC Uniform System of Accounts as adopted by the PUCT.

Property, Plant and Equipment

Properties are stated at original cost. The cost of self-constructed property additions includes materials and both direct and indirect labor and applicable overhead and an allowance for funds used during construction.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated service lives of the properties based on depreciation rates approved by the PUCT. As is common in the industry, depreciation expense is recorded using composite depreciation rates that reflect blended estimates of the lives of major asset groups as compared to depreciation expense calculated on a component asset-by-asset basis. Depreciation rates include plant removal costs as a component of depreciation expense, consistent with regulatory treatment. Actual removal costs incurred are charged to accumulated depreciation. Accrued removal costs in excess of incurred removal costs are reclassified as a regulatory liability to retire assets in the future.

Regulatory Assets and Liabilities

Oncor is subject to rate regulation and our financial statements reflect regulatory assets and liabilities in accordance with accounting standards related to the effect of certain types of regulation. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process based on PURA and/or the PUCT’s orders, precedents or substantive rules. Rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital subject to PUCT review for reasonableness and prudence and possible disallowance. Regulatory decisions can have an impact on the recovery of costs, the rate earned on invested capital and the timing and amount of assets to be recovered by rates. See Note 3 for more information regarding regulatory assets and liabilities.

Franchise Taxes

Franchise taxes are assessed to Oncor by local governmental bodies, based on kWh delivered and are a principal component of taxes other than income taxes as reported in the income statement. Franchise taxes are not a “pass through”

item. The rates Oncor charges customers are intended to recover the franchise taxes, but Oncor is not acting as an agent to collect the taxes from customers.

Allowance for Funds Used During Construction (AFUDC)

AFUDC is a regulatory cost accounting procedure whereby both interest charges on borrowed funds and a return on equity capital used to finance construction are included in the recorded cost of utility plant and equipment being constructed. AFUDC is capitalized on all projects involving construction periods lasting greater than thirty days. The interest portion of capitalized AFUDC is accounted for as a reduction to interest expense and the equity portion of capitalized AFUDC is accounted for as other income. See Note 15 for detail of amounts reducing interest expense and increasing other income.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, temporary cash investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Fair Value of Nonderivative Financial Instruments

The carrying amounts for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments. The fair values of other financial instruments, for which carrying amounts and fair values have not been presented, are not materially different than their related carrying amounts. The following discussion of fair value accounting standards applies primarily to our determination of the fair value of assets in the pension and Oncor OPEB plans’ trusts (see Note 11) and long-term debt (see Note 7).

Accounting standards related to the determination of fair value define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We use a “mid-market” valuation convention (the mid-point price between bid and ask prices) as a practical expedient to measure fair value for the majority of our assets and liabilities subject to fair value measurement on a recurring basis. We primarily use the market approach for recurring fair value measurements and use valuation techniques to maximize the use of observable inputs and minimize the use of unobservable inputs.

We categorize our assets and liabilities recorded at fair value based upon the following fair value hierarchy:

•
Level 1 valuations use quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date. An active market is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2 valuations use inputs that, in the absence of actively quoted market prices, are observable for the asset or liability, either directly or indirectly. Level 2 inputs include: (a) quoted prices for similar assets or liabilities in active markets, (b) quoted prices for identical or similar assets or liabilities in markets that are not active, (c) inputs other than quoted prices that are observable for the asset or liability such as interest rates and yield curves observable at commonly quoted intervals and (d) inputs that are derived principally from or corroborated by observable market data by correlation or other means. Our Level 2 valuations utilize over-the-counter broker quotes, quoted prices for similar assets or liabilities that are corroborated by correlations or other mathematical means and other valuation inputs.

•
Level 3 valuations use unobservable inputs for the asset or liability. Unobservable inputs are used to the extent observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. We use the most meaningful information available from the market combined with internally developed valuation methodologies to develop our best estimate of fair value.

We utilize several different valuation techniques to measure the fair value of assets and liabilities, relying primarily on the market approach of using prices and other market information for identical and/or comparable assets and liabilities for those items that are measured on a recurring basis.

The fair value of certain investments is measured using the net asset value (NAV) per share as a practical expedient. Such investments measured at NAV are not required to be categorized within the fair value hierarchy.

Derivative Instruments and Mark-to-Market Accounting

From time-to-time Oncor enters into derivative instruments to hedge interest rate risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, the fair value of each derivative is recognized on the balance sheet as a derivative asset or liability and changes in the fair value are recognized in net income, unless criteria for cash flow hedge accounting are met. This recognition is referred to as “mark-to-market” accounting.

Changes in Accounting Standards

Topic 842, “Leases” – In February 2016, the FASB issued ASU 2016-02 which created FASB Topic 842, Leases (Topic 842). Topic 842 amends previous GAAP to require the balance sheet recognition of substantially all lease assets and liabilities, including operating leases. Operating lease liabilities are not classified as debt for GAAP purposes under Topic 842 and are not treated as debt for our regulatory purposes. All of Oncor’s existing leases meet the definition of an operating lease. Under the new rules, the recognition of any finance leases (previously known as capital leases) on the balance sheet are classified as debt for both GAAP and regulatory capital structure purposes (see Note 7 for details) similar to the previous capital lease treatment.

We adopted Topic 842 on January 1, 2019, using the optional transition method to apply the new guidance prospectively and not restate comparative periods. We elected the package of practical expedients that permits us to not reassess (a) whether a contract is or contains a lease, (b) lease classification or (c) determination of initial direct costs, which allows us to carry forward accounting conclusions under previous GAAP on contracts that commenced prior to adoption of the lease standard. We also elected the land easement practical expedient, which allows us to continue to account for pre-existing land easements under our accounting policy that existed before adoption of the lease standard. We did not elect the practical expedient to use hindsight in making judgments when determining the lease term.

The adoption of Topic 842 affects our balance sheet, as our contracts for office space, service centers and fleet vehicles are operating leases. The following table shows the increases on our balance sheet at January 1, 2019 from the initial adoption of Topic 842.

At January 1, 2019
Operating Leases:
ROU assets:
Operating lease ROU and other assets	$82

Lease liabilities:
Operating lease and other current liabilities	$26
Employee benefit, operating lease and other obligations	56
Total operating lease liabilities	$82

Topic 220, “Income Statement—Reporting Comprehensive Income” amended by ASU 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income” – In February 2018, the FASB issued ASU 2018-02, an amendment to Topic 220. Under ASU 2018-02, an entity is required to provide certain disclosures regarding stranded tax effects, including its accounting policy related to releasing the income tax effects from accumulated other comprehensive income (AOCI). We elected to reclassify stranded tax effects resulting from the TCJA from AOCI to capital accounts. Our stranded tax effects in AOCI, which are related to our defined benefit pension plans and previous interest rate cash flow hedges, were $19 million and increased our capital account upon reclassification. We adopted the standard on a prospective basis effective January 1, 2019.

Topic 326, “Financial Instruments—Credit Losses” – In June 2016 the FASB issued ASU No. 2016-13, which changes how entities account for credit losses on receivables and certain other assets. The guidance requires use of a current expected credit loss model, which may result in earlier recognition of credit losses than under previous accounting standards. Topic 326 is required to be adopted in the first quarter of fiscal 2020 with earlier adoption permitted. We adopted on a prospective basis effective January 1, 2020. The adoption of the new standard did not have a material impact on our consolidated financial statements.

Topic 350, “Intangibles, Goodwill and Other —Internal-Use Software (Subtopic 40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service” – In August 2018, the FASB issued ASU 2018-15 which clarifies the accounting for implementation costs in cloud computing arrangements.  ASU 2018-15 is required to be adopted in the first quarter of fiscal 2020 with earlier adoption permitted. We have early adopted on a prospective basis effective July 1, 2019.  The early adoption did not have a material effect on our consolidated financial statements.

2.    ACQUISITION ACTIVITY

InfraREIT Acquisition

On May 16, 2019, Oncor completed the InfraREIT Acquisition, pursuant to which it acquired all of the equity interests of InfraREIT and its subsidiary, InfraREIT Partners. The InfraREIT Acquisition occurred through the merger of InfraREIT with and into a newly formed wholly owned subsidiary of Oncor, followed by the merger of another newly formed wholly owned subsidiary of Oncor with and into InfraREIT Partners. The stockholders of InfraREIT and the limited partners of InfraREIT Partners received $21.00 in cash per share of common stock or limited partnership unit, as applicable, resulting in a total cash consideration of $1,275 million. In addition, Oncor paid certain transaction costs incurred by InfraREIT (including a management agreement termination fee of $40 million that InfraREIT paid an affiliate of Hunt Consolidated, Inc. at closing), with the aggregate cash consideration and payment of InfraREIT expenses totaling $1,324 million.

In connection with and immediately following the closing of the InfraREIT Acquisition, on May 16, 2019, Oncor extinguished all $953 million outstanding principal amount of debt of InfraREIT and its subsidiaries through repaying $602 million principal amount of InfraREIT subsidiary debt and exchanging $351 million principal amount of InfraREIT subsidiary debt for new Oncor senior secured debt, as discussed in more detail in Notes 6 and 7.

On May 15, 2019, in connection with the InfraREIT Acquisition, Oncor received capital contributions in an aggregate amount of $1,330 million from Sempra and certain indirect equity holders of Texas Transmission to fund the cash consideration and certain transaction expenses.

As a condition to the InfraREIT Acquisition, SDTS, and SDTS’s tenant, SU, completed the SDTS-SU Asset Exchange immediately prior to the closing of the InfraREIT Acquisition, pursuant to which SDTS exchanged certain of its south Texas assets for certain north Texas assets owned by SU. The north Texas assets acquired by SDTS consisted of certain real property and other assets owned by SU and used in the electric transmission and distribution business in central, north and west Texas, as well as equity interests in GS Project Entity, L.L.C., a Texas limited liability company that was merged with and into SDTS. The south Texas assets acquired by SU consisted of real property and other assets near the Texas-Mexico border. As a result of the InfraREIT Acquisition closing, Oncor and its subsidiary NTU now own all of the assets and projects in the north, central, west and panhandle regions of Texas held by SDTS and SU immediately prior to the InfraREIT Acquisition, and Sharyland owns the assets that were held by SU and SDTS in south Texas immediately prior to the InfraREIT Acquisition. The assets Oncor acquired include approximately 1,575 miles of transmission lines, including 1,235 circuit miles of 345kV transmission lines and approximately 340 circuit miles of 138kV transmission lines. The north, central, and west Texas transmission system acquired by Oncor in the transaction is directly connected to approximately 20 operational generation facilities totaling approximately 3,900 MW and serves over 50 substations. Oncor also acquired various projects in the north, central, west and panhandle regions of Texas, including a joint project with Lubbock Power & Light (LP&L) for the build out and associated station work to join most of the City of Lubbock’s electric facilities to the ERCOT market. Costs and investments for this project are ultimately to be split between Oncor and LP&L, with Oncor performing the construction and invoicing LP&L for its portion of the costs on a monthly basis.

In addition, as a condition to the closing of the SDTS-SU Asset Exchange, Sempra acquired an indirect 50 percent interest in Sharyland Holdings, the parent of Sharyland, in the Sempra-Sharyland Transaction. As a result of the Sempra-Sharyland Transaction, Sharyland is now Oncor’s affiliate for purposes of PUCT rules. Pursuant to the agreement governing the SDTS-SU Asset Exchange and the PUCT order in Docket No. 48929 approving the InfraREIT Acquisition, upon closing of the InfraREIT Acquisition Oncor entered into an operation agreement pursuant to which Oncor will provide certain operations services to Sharyland at cost with no markup or profit.

Business Combination Accounting

We and Oncor accounted for the InfraREIT Acquisition as a business acquisition with identifiable assets acquired and liabilities assumed recorded at their estimated fair values on the closing date. The combined results of operations are reported in our consolidated financial statements beginning as of the closing date. A summary of techniques used to estimate the preliminary fair value of the identifiable assets and liabilities is listed below.

•
Assets and liabilities that are included in the PUCT cost-based regulatory rate-setting processes are recorded at fair values equal to their regulatory carrying value consistent with GAAP and industry practice.

•	Working capital was valued using market information (Level 2).

The following tables set forth the purchase price paid and the allocation of the total purchase price paid to the identifiable assets acquired and liabilities assumed. The purchase price allocation is preliminary and the allocation to each identifiable asset acquired and liability assumed may change based upon the receipt of more detailed information and additional analyses related primarily to income tax liabilities. In the year ended December 31, 2019, Oncor made various purchase price allocation adjustments related primarily to working capital accounts resulting in an $11 million reduction to goodwill. We currently expect the final purchase price allocation will be completed no later than the second quarter of 2020.

The total purchase price paid was comprised of the following

Purchase of outstanding InfraREIT shares and units	$1,275
Certain transaction costs of InfraREIT paid by Oncor (a)	49
Total purchase price paid	$1,324
________________

(a)
Represents certain transaction costs incurred by InfraREIT in connection with the transaction and paid by Oncor, including a $40 million management termination fee payable to an affiliate of Hunt Consolidated, Inc.

Purchase price allocation is as follows:
As of May 16, 2019
Assets acquired:
Current assets	$45
Property, plant and equipment - net	1,800
Goodwill	564
Regulatory assets	16
Deferred tax assets	15
Other noncurrent assets	10
Total assets acquired	2,450

Liabilities assumed:
Short-term debt	115
Other current liabilities	24
Regulatory liabilities	148
Long-term debt, including due currently	839
Total liabilities assumed	1,126
Net assets acquired	1,324
Total purchase price paid	$1,324

The goodwill of $564 million arising from the InfraREIT Acquisition is attributable to the assets acquired, which expand Oncor’s transmission footprint and help Oncor support ERCOT market growth. None of the goodwill is recoverable nor provides a tax benefit in the rate-making process. No employee benefit obligations were assumed in the acquisition.

Acquisition costs incurred in the InfraREIT Acquisition by Oncor and recorded to other deductions totaled $9 million in 2019. Our statements of consolidated income include revenues and net income of the acquired business totaling $156 million and $58 million, respectively, since the May 16, 2019 acquisition date. The goodwill at Oncor Holdings is less than at Oncor because at Oncor Holdings there were no tax and book basis differences of the net assets acquired at the acquisition date.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information for the year ended December 31, 2019 and 2018 assumes that the InfraREIT Acquisition occurred on January 1, 2018. The unaudited pro forma financial information is provided for information purposes only and is not necessarily indicative of the results of operations that would have occurred had the InfraREIT Acquisition been completed on January 1, 2018, nor is the unaudited pro forma financial information indicative of future results of operations, which may differ materially from the pro forma financial information presented here.

	Year Ended December 31,
	2019	2018
Oncor Consolidated Pro Forma Revenues	$4,431	$4,318

The unaudited pro forma financial information above excludes pro forma earnings due to the impracticability of a calculation. The acquiree previously operated under a real estate investment trust structure with a unique cost structure and unique federal tax attributes. An accurate retrospective application cannot be objectively and reliably calculated as the new cost structure and new tax attributes would require a significant amount of estimates and judgments.

Sharyland 2017 Asset Exchange

In November, 2017, Oncor exchanged approximately $383 million of its transmission assets, consisting of 517 circuit miles of 345kV transmission lines, and approximately $25 million in cash for approximately $408 million of the Sharyland Entities’ distribution assets (constituting substantially all of their electricity distribution business) and certain of their transmission assets, pursuant to the Sharyland 2017 Agreement. The Sharyland 2017 Asset Exchange expanded Oncor’s customer base in west Texas and provides some potential growth opportunities for its distribution network. The exchange of assets between Oncor and the Sharyland Entities was structured to qualify, in part, as a simultaneous tax deferred like kind exchange to the extent that the assets exchanged are of “like kind” (within the meaning of section 1031 of the Code). The Sharyland 2017 Asset Exchange did not have a material effect on our results of operations, financial position or cash flows.

3.    REGULATORY MATTERS

Regulatory Assets and Liabilities

Recognition of regulatory assets and liabilities and the periods over which they are to be recovered or refunded through rate regulation reflect the decisions of the PUCT. Components of regulatory assets and liabilities and their remaining recovery periods as of December 31, 2019 are provided in the table below. Amounts not earning a return through rate regulation are noted.

	Remaining Rate Recovery/Amortization Period at	At December 31,
	December 31, 2019	2019	2018

Regulatory assets:
Employee retirement liability (a)(b)(c)	To be determined	$623	$648
Employee retirement costs being amortized	8 years	262	297
Employee retirement costs incurred since the last rate review period (b)	To be determined	79	73
Self-insurance reserve (primarily storm recovery costs) being amortized	8 years	309	351
Self-insurance reserve incurred since the last rate review period (primarily storm related) (b)	To be determined	238	59
Securities reacquisition costs	Lives of related debt	29	10
Deferred conventional meter and metering facilities depreciation	1 year	15	36
Under-recovered AMS costs	8 years	170	185
Energy efficiency performance bonus (a)	1 year or less	9	7
Wholesale distribution substation service	To be determined	34	15
Other regulatory assets	Various	7	10
Total regulatory assets		1,775	1,691

Regulatory liabilities:
Estimated net removal costs	Lives of related assets	1,178	1,023
Excess deferred taxes	Primarily over lives of related assets	1,574	1,571
Over-recovered wholesale transmission service expense (a)	1 year or less	30	89
Other regulatory liabilities	Various	11	14
Total regulatory liabilities		2,793	2,697
Net regulatory assets (liabilities)		$(1,018)	$(1,006)
____________

(a)	Not earning a return in the regulatory rate-setting process.

(b)	Recovery is specifically authorized by statute or by the PUCT, subject to reasonableness review.

(c)	Represents unfunded liabilities recorded in accordance with pension and OPEB accounting standards.

InfraREIT Acquisition Approval (PUCT Docket No. 48929)

On May 9, 2019, the PUCT issued a final order in Docket No. 48929 approving the transactions contemplated by the InfraREIT Acquisition, including the SDTS-SU Asset Exchange, and the Sempra-Sharyland Transaction. For more information on these transactions, see Note 2.

Regulatory Status of the TCJA

The excess deferred tax related balances above are primarily the result of the TCJA corporate federal income tax rate reduction from 35% to 21%. These regulatory liabilities reflect Oncor’s obligation, as required by PUCT order in Docket No. 46957, to refund to utility customers any excess deferred tax related balances created by the reduction in the corporate federal income tax rate through reductions in Oncor’s tariffs.

In 2018, Oncor made filings to incorporate the impacts of the TCJA into Oncor’s tariffs, including the reduction in the corporate income tax rate from 35% to 21% and amortization of excess deferred federal income taxes. In September 2018, Oncor reached an unopposed stipulation regarding an overall settlement of the TCJA impacts. The settlement included, on an annual basis, a $144 million decrease in Oncor’s revenue requirement related to the reduction of income tax expense currently in rates and a $75 million decrease related to amortization of excess deferred federal income taxes. Unprotected excess deferred federal income taxes are being refunded over a ten-year period and the protected excess deferred federal income taxes are being refunded over the lives of the related assets.

The settlement rates were implemented on an interim basis during 2018 and were approved by the PUCT on April 4, 2019. During 2018, interim TCOS rates included refunds of excess deferred federal income taxes that were lower than the amount ultimately approved by the PUCT. Therefore, the PUCT approved in Docket 49160 an additional one time refund of $9 million, which was made in April and May of 2019.

DCRF (PUCT Docket No. 49427)

On April 8, 2019, Oncor filed with the PUCT, as well as with cities with original jurisdiction over Oncor’s rates, an application for approval of an updated DCRF. The DCRF allows Oncor to recover, primarily through Oncor’s tariff for retail delivery service, certain costs related to Oncor’s distribution investments. In Oncor’s DCRF application, Oncor requested a $29 million increase in annual distribution revenues related to 2018 distribution investments. On May 30, 2019, a stipulated settlement agreement among the parties to the proceeding was reached that included a $25 million increase in annual distribution revenues, and, on June 10, 2019, interim rates based on the stipulated settlement agreement were authorized to begin on September 1, 2019. On September 12, 2019, the PUCT issued a final order implementing the settlement agreement and rates.

AMS Final Reconciliation (PUCT Docket No. 49721)

On July 9, 2019, Oncor filed a request with the PUCT for a final reconciliation of Oncor’s AMS costs. Effective with the implementation of rates pursuant to the Docket No. 46957 rate review, Oncor ceased recovering AMS charges through a surcharge on November 26, 2017, and AMS costs are now being recovered through base rates. Oncor made the following requests in Oncor’s AMS reconciliation filing:

•	a reconciliation of all costs incurred with the $87 million of revenues collected during the final period of the AMS surcharge from January 1, 2017 to November 26, 2017,

•
a final PUCT determination of the net operating cost savings of $16 million from the final period of Oncor’s AMS deployment that were used to reduce the amount of costs that were ultimately recovered through Oncor’s AMS surcharge,

•	authorization to add the under-recovery of the 2017 AMS costs from this reconciliation proceeding of $6 million to the existing AMS regulatory asset currently being recovered through base rates, and

•
authorization to establish a regulatory asset to capture the costs associated with this reconciliation proceeding (if approved, Oncor would seek recovery of that regulatory asset in a future Oncor rate case).

On October 8, 2019, Oncor filed a joint motion to admit evidence and for approval of a joint proposed order that implements the requests detailed above, as agreed to by the PUCT staff and the Steering Committee of Cities. On December 16, 2019, the PUCT signed a Final Order approving Oncor’s requests as listed above.

2017 Rate Review (PUCT Docket No. 46957)

In response to resolutions passed by numerous cities with original jurisdiction over electric utility rates, Oncor filed rate review proceedings with the PUCT and original jurisdiction cities in Oncor’s service territory in March 2017 based on a January 1, 2016 to December 31, 2016 test year.

In July 2017, Oncor and certain parties to Oncor’s rate review agreed to a settlement of that rate review, and on August 2, 2017 a settlement agreement was filed with the PUCT that settled all issues in the docket. On October 13, 2017, the PUCT issued an order approving the settlement of the rate review, subject to closing of the Sharyland 2017 Asset Exchange, which closed on November 9, 2017. As a result of the closing, the contingency in the PUCT Docket No. 46957 order was met and Oncor’s new rates as set forth in that order took effect on November 27, 2017. The order also required Oncor to record as a regulatory liability, instead of revenue, the amount that Oncor collected through Oncor’s approved tariffs for federal income taxes that was above the new corporate federal income rate. Other significant findings in the order include a change in Oncor’s authorized return on equity to 9.80% and a change in Oncor’s authorized regulatory capital structure to 57.5% debt to 42.5% equity. Oncor’s previous authorized return on equity was 10.25% and Oncor’s previous authorized regulatory capital structure was 60% debt to 40% equity. The PUCT order required Oncor to record a regulatory liability from November 27, 2017 until the new authorized regulatory capital structure was met to reflect Oncor’s actual capitalization prior to achieving the authorized capital structure. Oncor’s authorized regulatory capital structure was met in May 2018, and therefore Oncor ceased accruing amounts to the capital structure refund regulatory liability as of that time. The regulatory liability of $6 million was approved on September 14, 2018 in PUCT Docket No. 48522, and the liability was subsequently returned to customers in September 2018.

Also, in accordance with the rate review final order, effective November 27, 2017, the AMS surcharge ceased and ongoing AMS costs are being recovered through base rates which include the recovery of the AMS regulatory asset over a 10-year period. Oncor continues to recover previously approved retired conventional meters over time as a regulatory asset.

Sharyland 2017 Asset Exchange (PUCT Docket No. 47469)

On July 21, 2017, Oncor entered into the Sharyland 2017 Agreement, which provided for Oncor to exchange certain of Oncor’s transmission assets and cash for certain of the Sharyland Entities’ distribution assets (constituting substantially all of their electricity distribution business) and certain of their transmission assets. On October 13, 2017, the PUCT issued an order approving the Sharyland 2017 Asset Exchange and on November 9, 2017, the parties consummated the transaction. For more information on the Sharyland 2017 Agreement and the Sharyland 2017 Asset Exchange, see Note 2.

We and Oncor are involved in various other regulatory proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows.

4. REVENUES

General

Oncor’s revenue is billed monthly under tariffs approved by the PUCT and the majority of revenues are related to providing electric delivery service to consumers. Tariff rates are designed to recover the cost of providing electric delivery service to customers including a reasonable rate of return on invested capital. As the volumes delivered can be directly measured, Oncor revenues are recognized when the underlying service has been provided in an amount prescribed by the related tariff. Oncor recognizes revenue in the amount that it has the right to invoice. Substantially all of Oncor’s revenues are from contracts with customers except for alternative revenue program revenues discussed below.

Reconcilable Tariffs

The PUCT has designated certain tariffs (primarily TCRF and EECRF) as reconcilable, which means the differences between amounts billed under these tariffs and the related incurred costs are deferred as either regulatory assets or regulatory liabilities. Accordingly, at prescribed intervals, future tariffs are adjusted to either repay regulatory liabilities or collect regulatory assets.

Alternative Revenue Program

The PUCT has implemented an incentive program allowing Oncor to earn performance bonuses by exceeding PURA-mandated energy efficiency program targets. This incentive program and the related performance bonus revenues are considered an “alternative revenue program” under GAAP. Annual performance bonuses are recognized as revenue when approved by the PUCT, typically in the third or fourth quarter each year. In 2019 and 2018, the PUCT approved a $9 million and $7 million bonus that Oncor recognized in revenues in 2019 and 2018, respectively.

Disaggregation of Revenues

The following table reflects electric delivery revenues disaggregated by tariff:

	Year Ended December 31,
	2019	2018
Operating revenues
Revenues contributing to earnings:
Distribution base revenues	$2,143	$2,139
Transmission base revenues (TCOS revenues)
Billed to third-party wholesale customers	681	548
Billed to REPs serving Oncor distribution customers, through TCRF	391	310
Total transmission base revenues	1,072	858
Other miscellaneous revenues	77	71
Total revenues contributing to earnings	3,292	3,068

Revenues collected for pass-through expenses:
TCRF - third-party wholesale transmission service	1,005	962
EECRF and other regulatory charges	50	71
Revenues collected for pass-through expenses	1,055	1,033

Total operating revenues	$4,347	$4,101

Customers

Oncor’s distribution customers consist of approximately 90 REPs and certain electric cooperatives in their certificated service area. The consumers of the electricity Oncor delivers are free to choose their electricity supplier from REPs who compete for their business. Oncor’s transmission base revenues are collected from load serving entities benefitting from Oncor’s transmission system. Oncor’s transmission customers consist of municipalities, electric cooperatives and other distribution companies. REP subsidiaries of Oncor’s two largest counterparties represented 23% and 18% of Oncor’s total operating revenues for the year ended 2019, 23% and 19% for the year ended 2018 and 22% and 18% for the year ended 2017. No other customer represented more than 10% of ours or Oncor’s total operating revenues.

Variability

Our revenues and cash flows are subject to seasonality, timing of customer billings, weather conditions and other electricity usage drivers, with revenues being highest in the summer. Payment is due 35 days after invoicing. Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are recoverable as a regulatory asset.

Pass-through Expenses

Expenses which are allowed to be passed-through to customers (primarily, third party wholesale transmission service and energy efficiency program costs) are generally recognized as revenue at the time the costs are incurred. Franchise taxes are assessed by local governmental bodies, based on kWh delivered and are not a “pass-through” item. The rates Oncor charges customers are intended to recover the franchise taxes, but Oncor is not acting as an agent to collect the taxes from customers; therefore, franchise taxes are reported as a principal component of “taxes other than amounts related to income taxes” instead of a reduction to “revenues” in the income statement.

5. INCOME TAXES

Tax Cuts and Jobs Act (TCJA)

On December 22, 2017, the TCJA was signed into law. Substantially all of the provisions of the TCJA were effective for taxable years beginning January 1, 2018. The TCJA included significant changes to the Code, including amendments which significantly change the taxation of business entities and includes specific provisions related to regulated public utilities such as Oncor. The most significant TCJA change that impacts Oncor is the reduction in the corporate federal income tax rate from 35% to 21%. The specific provisions related to regulated public utilities in the TCJA applicable to Oncor include the continued deductibility of interest expense, the elimination of bonus depreciation on certain property acquired after September 27, 2017 and certain rate normalization requirements for accelerated depreciation benefits.

Changes in the Code from the TCJA had a material impact on our financial statements in 2017. Under GAAP, specifically Topic 740, Income Taxes, the tax effects of changes in tax laws must be recognized when the law is enacted, or December 22, 2017 for the TCJA. Topic 740 also requires deferred tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. Based on this, our deferred income taxes were re-measured at the date of enactment using the new tax rate.

Oncor has completed the measurement and accounting for the effects of the TCJA. The re-measurement of Oncor’s deferred income taxes related to its non-regulated operations resulted in a $21 million charge to the nonoperating provision for tax expense for the year ended December 31, 2017. The re-measurement of Oncor’s deferred income taxes related to regulated operations resulted in a $1.6 billion decrease in deferred income tax liabilities at December 22, 2017 and a corresponding increase in regulatory liabilities.

Components of Deferred Income Taxes

The components of our deferred income taxes not attributable to noncontrolling interests are provided in the table below.

	At December 31,
	2019	2018

Deferred Tax Assets:
Section 704c income	$199	$186
Total	199	186
Deferred Tax Liabilities:
Partnership outside basis difference	85	85
Basis difference in partnership	1,337	1,261
Total	1,422	1,346
Deferred tax liability - net	$1,223	$1,160

The components of our income tax expense (benefit) are as follows:

	Year Ended December 31,
	2019	2018	2017

Reported in operating expenses:
Current:
U.S. federal	$69	$112	$(55)
State	22	21	20
Deferred U.S. federal	49	21	303
Amortization of investment tax credits	(2)	(2)	(2)
Total reported in operating expenses	138	152	266
Reported in other income and deductions:
Current U.S. federal	(16)	(18)	17
Deferred U.S. federal	9	8	57
Total reported in other income and deductions	(7)	(10)	74
Total provision for income taxes	$131	$142	$340

Reconciliation of income taxes computed at the U.S. federal statutory rate to income taxes:

	Year Ended December 31,
	2019	2018	2017

Income before income taxes	$774	$662	$686
Income taxes at the U.S. federal statutory rate of 21% for 2019 and 2018 and 35% for 2017	$163	$139	$240
Amortization of investment tax credits – net of deferred tax effect	(2)	(2)	(2)
Amortization of excess deferred taxes	(52)	(18)	(1)
Impact of federal statutory rate change from 35% to 21%	-	-	81
Texas margin tax, net of federal tax benefit	17	17	13
Other	5	6	9
Income tax expense	$131	$142	$340
Effective rate	16.9%	21.5%	49.6%

At both December 31, 2019 and 2018, net amounts of $1.2 billion were reported in the balance sheets as accumulated deferred income taxes. These amounts include $1.3 billion related to our investment in Oncor. Additionally, at December 31, 2019 and 2018, we have net deferred tax assets of $114 million and $101 million, respectively, related to our outside basis differences in Oncor and zero in both years related to our other temporary differences.

Accounting For Uncertainty in Income Taxes

We had no uncertain tax positions in 2019 and 2018. In the first quarter 2017, EFH Corp. settled all open tax claims with the IRS. As a result, we reduced the liability for uncertain tax positions by $3 million. This reduction is reported as a decrease in income taxes in 2017.

Noncurrent liabilities included no accrued interest related to uncertain tax positions at December 31, 2019 and 2018. There were no amounts recorded related to interest and penalties in the years ended December 31, 2019, 2018 and 2017. The federal income tax benefit on the interest accrued on uncertain tax positions, if any, is recorded as accumulated deferred income taxes.

6.     SHORT-TERM BORROWINGS

At December 31, 2019 and 2018, outstanding short-term borrowings under Oncor’s CP Program and Credit Facility consisted of the following:

	At December 31,
	2019	2018
Total credit facility borrowing capacity	$2,000	$2,000
Commercial paper outstanding (a)	(46)	(813)
Credit facility outstanding (b)	-	-
Letters of credit outstanding (c)	(10)	(9)
Available unused credit	$1,944	$1,178
____________

a)	The weighted average interest rate for commercial paper was 1.84% and 2.74% at December 31, 2019 and December 31, 2018, respectively.

b)	At December 31, 2019, the applicable interest rate for any outstanding borrowings would have been LIBOR plus 1.00%.

c)	Interest rates on outstanding letters of credit at December 31, 2019 and December 31, 2018 were 1.2%, based on Oncor’s credit ratings.

CP Program

In March 2018, Oncor established the CP Program, under which it may issue unsecured commercial paper notes (CP Notes) on a private placement basis up to a maximum aggregate face or principal amount outstanding at any time of $2.0 billion. The proceeds of CP Notes issued under the CP Program are used for working capital and general corporate purposes. The CP Program obtains liquidity support from Oncor’s Credit Facility discussed below. Oncor may utilize either CP Program or the Credit Facility at their option, to meet funding needs.

Credit Facility

In November 2017, Oncor entered into a $2.0 billion unsecured Credit Facility to be used for working capital and general corporate purposes, issuances of letters of credit and support for any commercial paper issuances. Oncor may request increases in its borrowing capacity in increments of not less than $100 million, not to exceed $400 million in the aggregate, provided certain conditions are met, including lender approvals. The Credit Facility has a five-year term expiring in November 2022 and gives Oncor the option of requesting up to two one-year extensions, with such extensions subject to certain conditions and lender approvals. The Credit Facility replaced Oncor’s previous $2.0 billion secured revolving credit facility (previous credit facility), which was terminated in connection with Oncor’s entrance into the Credit Facility. Borrowings under Oncor’s previous credit facility were secured with the lien of the Deed of Trust discussed in Note 7 below.

Borrowings under the Credit Facility bear interest at per annum rates equal to, at Oncor’s option, (i) adjusted LIBOR plus a spread ranging from 0.875% to 1.50% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt or (ii) an alternate base rate (the highest of (1) the prime rate of JPMorgan Chase, (2) the federal funds effective rate plus 0.50%, and (3) adjusted LIBOR plus 1.00%) plus a spread ranging from 0.00% to 0.50% depending on credit ratings assigned to Oncor’s senior secured non-credit enhanced long-term debt. Amounts borrowed under the Credit Facility, once repaid, can be borrowed again from time to time.

An unused commitment fee is payable quarterly in arrears and upon termination or commitment reduction at a rate equal to 0.075% to 0.225% (such spread depending on certain credit ratings assigned to Oncor’s senior secured debt) of the daily unused commitments under the Credit Facility. Letter of credit fees on the stated amount of letters of credit issued under the Credit Facility are payable to the lenders quarterly in arrears and upon termination at a rate per annum equal to the spread over adjusted LIBOR. Customary fronting and administrative fees are also payable to letter of credit fronting banks. At December 31, 2019, letters of credit bore interest at 1.20%, and a commitment fee (at a rate of 0.125% per annum) was payable on the unfunded commitments under the Credit Facility, each based on Oncor’s current credit ratings.

Under the terms of the Credit Facility, the commitments of the lenders to make loans to Oncor are several and not joint. Accordingly, if any lender fails to make loans to Oncor, Oncor’s available liquidity could be reduced by an amount up to the aggregate amount of such lender’s commitments under the facility.

May 2019 Short-Term Bridge Loan

On May 9, 2019, Oncor entered into a short-term unsecured term loan credit agreement (Bridge Loan) in an aggregate principal amount of up to $600 million in connection with the InfraREIT Acquisition.  The Bridge Loan had a six-month term. Borrowings under the Bridge Loan could only be used to finance the repayment of indebtedness of InfraREIT or its affiliates and to pay expenses and fees related to the InfraREIT Acquisition. A fee was payable to the lenders under the Bridge Loan in an amount equal to 0.075% per annum on the average daily undrawn amount of the commitments.

The Bridge Loan contained customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things, incurring additional liens, entering into mergers and consolidations, and sales of substantial assets. The Bridge Loan also contained a senior debt-to-capitalization ratio covenant that effectively limited our ability to incur indebtedness in the future.

On May 15, 2019, Oncor borrowed $600 million under the Bridge Loan to pay, at closing of the InfraREIT Acquisition, all amounts outstanding under SDTS’s term loan, all amounts outstanding under the revolving credit facilities of SDTS and InfraREIT Partners, and amounts owed to discharge certain outstanding notes of InfraREIT’s subsidiaries. The borrowing under the Bridge Loan bore interest at a per annum rate equal to LIBOR plus 0.65%. The Bridge Loan was repaid in full in May 2019 with the proceeds from Oncor’s May 23, 2019 senior secured notes issuance (discussed in Note 7 below) and as a result the agreement is no longer in effect.

InfraREIT Short-Term Debt Repayments in Connection with the InfraREIT Acquisition
In connection with the closing of the InfraREIT Acquisition, on May 16, 2019, the credit facilities of InfraREIT and its subsidiaries were terminated and borrowings totaling $114 million principal amount were repaid in full by Oncor. For more information on the extinguishment of InfraREIT debt in connection with the InfraREIT Acquisition, see Notes 2 and 7.

7. LONG-TERM DEBT

Senior notes are secured by a first priority lien on certain transmission and distribution assets equally and ratably with all of Oncor’s other secured indebtedness. See “Deed of Trust” below for additional information. According to our organizational documents, Oncor Holdings (parent) is prohibited from directly incurring indebtedness for borrowed money. At December 31, 2019 and 2018, long-term debt consisted of the following:

	December 31,
	2019	2018

Fixed Rate Secured:
2.15% Senior Notes due June 1, 2019	$-	$250
5.75% Senior Notes due September 30, 2020	126	126
8.50% Senior Notes, Series C, due December 30, 2020	14	-
4.10% Senior Notes, due June 1, 2022	400	400
7.00% Debentures due September 1, 2022	482	482
2.75% Senior Notes due June 1, 2024	500	-
2.95% Senior Notes due April 1, 2025	350	350
3.86% Senior Notes, Series A, due December 3, 2025	174	-
3.86% Senior Notes, Series B, due January 14, 2026	38	-
3.70% Senior Notes due November 15, 2028	650	350
5.75% Senior Notes due March 15, 2029	318	318
7.25% Senior Notes, Series B, due December 30, 2029	36	-
6.47% Senior Notes, Series A, due September 30, 2030	83	-
7.00% Senior Notes due May 1, 2032	500	500
7.25% Senior Notes due January 15, 2033	350	350
7.50% Senior Notes due September 1, 2038	300	300
5.25% Senior Notes due September 30, 2040	475	475
4.55% Senior Notes due December 1, 2041	400	400
5.30% Senior Notes due June 1, 2042	500	500
3.75% Senior Notes due April 1, 2045	550	550
3.80% Senior Notes due September 30, 2047	325	325
4.10% Senior Notes due November 15, 2048	450	450
3.80% Senior Notes, due June 1, 2049	500	-
3.10% Senior Notes, due September 15, 2049	700	-
Secured long-term debt	8,221	6,126
Variable Rate Unsecured:
Term loan credit agreement maturing December 9, 2019	-	350
Term loan credit agreement maturing October 6, 2020	460	-
Total long-term debt	8,681	6,476
Unamortized discount and debt issuance costs	(56)	(41)
Less amount due currently	(608)	(600)
Long-term debt, less amounts due currently	$8,017	$5,835

Long-Term Debt-Related Activity in 2019

Debt Repayments

Repayments of long-term debt in 2019 consisted of $488 million aggregate principal amount of long-term debt of InfraREIT’s subsidiaries that Oncor paid on May 16, 2019 in connection with and immediately following the InfraREIT Acquisition through repayment of $288 million principal amount of outstanding InfraREIT subsidiary senior notes (plus $5 million in accrued interest and $19 million in make-whole fees relating to those notes) and repayment of an outstanding $200 million principal amount InfraREIT subsidiary term loan, $250 million aggregate principal amount of Oncor’s 2.15% senior secured notes due June 1, 2019, $350 million aggregate principal amount of the term loan credit agreement maturing on December 9, 2019 (which was repaid in full and extinguished in November 2019) and $6 million principal amount of the quarterly amortizing debt for senior secured notes issued under the Note Purchase Agreements.

Debt Issuances

Senior Secured Notes

In May 2019 Oncor issued $500 million aggregate principal amount of 2.75% senior secured notes due 2024 (2024 Notes), $300 million aggregate principal amount of 3.70% senior secured notes due 2028 (2028 Notes) and $500 million aggregate principal amount of 3.80% Senior Secured Notes due 2049 (3.80% 2049 Notes. The 2028 Notes constitute an additional issuance of Oncor’s 3.70% Senior Secured Notes due 2028, $350 million of which Oncor previously issued on August 10, 2018 and are currently outstanding (Outstanding 2028 Notes). The 2028 Notes were issued as part of the same series as the Outstanding 2028 Notes. Additionally, the 2028 Notes exchanged or sold in connection with the transactions contemplated by a registration rights agreement are expected to become fungible with the Outstanding 2028 Notes. Oncor used the proceeds (net of the initial purchasers’ discount, fees, expenses and accrued interest) of $1,297 million from the sale of the notes for general corporate purposes, including to repay all amounts outstanding under the Bridge Loan, to repay their $250 million aggregate principal amount of 2.15% Senior Secured Notes due June 1, 2019 and to repay CP Notes, when due, under Oncor’s CP Program. For more information on the Bridge Loan, see Note 6.
Prior to May 1, 2024, in the case of the 2024 Notes, August 15, 2028 in the case of the 2028 Notes and December 1, 2048, in the case of the 2049 Notes, Oncor may redeem such notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after May 1, 2024, in the case of the 2024 Notes, August 15, 2028 in the case of the 2028 Notes and December 1, 2048, in the case of the 2049 Notes, Oncor may redeem such notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest.

On September 12, 2019, Oncor issued $700 million aggregate principal amount of 3.10% senior secured notes due September 15, 2049 (3.10% 2049 Notes and, together with the 2024 Notes, 2028 Notes and the 3.80% 2049 Notes, the New Indenture Notes). Oncor used the proceeds (net of the initial purchasers’ discount, fees and expenses) of $689 million from the sale of the 3.10% 2049 Notes for general corporate purposes, including to repay CP Notes, when due, under Oncor’s CP Program.

Prior to March 15, 2049, Oncor may redeem the 3.10% 2049 Notes at any time, in whole or in part, at a price equal to 100% of their principal amount, plus accrued and unpaid interest and a “make-whole” premium. On and after March 15, 2049, Oncor may redeem the 3.10% 2049 Notes at any time, in whole or in part, at a redemption price equal to 100% of the principal amount of the 3.10% 2049 Notes, plus accrued and unpaid interest.

The New Indenture Notes also contain customary events of default, including failure to pay principal or interest when due. The New Indenture Notes were issued in separate private placements.  In November 2019, Oncor completed an offering with the holders of the New Indenture Notes to exchange their respective New Indenture Notes for notes that have terms identical in all material respects to the New Indenture Notes (Exchange Notes), except that the Exchange Notes do not contain terms with respect to transfer restrictions, registration rights and payment of additional interest for failure to observe certain obligations in a certain registration rights agreement. The Exchange Notes were registered on a Form S-4, which was declared effective in October 2019.

Debt Exchange

In connection with closing the InfraREIT Acquisition on May 16, 2019, Oncor exchanged $351 million principal amount of outstanding InfraREIT subsidiary senior notes for a like principal amount of newly issued Oncor secured senior notes. Oncor received no proceeds from the issuance of the new notes, and the exchanges were accounted for as debt modifications. Following are details of the exchanges:

(i)
$87 million aggregate principal amount of newly issued Oncor 6.47% Senior Notes, Series A, due September 30, 2030 (2030 Notes), issued in exchange for a like principal amount of SDTS’s 6.47% Senior Notes due September 30, 2030,

(ii)
$38 million aggregate principal amount of newly issued Oncor 7.25% Senior Notes, Series B, due December 30, 2029 (2029 Notes), issued in exchange for a like principal amount of SDTS’s 7.25% Senior Notes due December 30, 2029,

(iii)
$14 million aggregate principal amount of newly issued Oncor 8.50% Senior Notes, Series C, due December 30, 2020 (2020 Notes), issued in exchange for a like principal amount of Transmission and Distributions Company, L.L.C.’s 8.50% Senior Notes due December 30, 2020,

(iv)
$174 million aggregate principal amount of newly issued Oncor 3.86% Senior Notes, Series A, due December 3, 2025 (2025 Notes), issued in exchange for a like principal amount of SDTS’s 3.86% Senior Notes due December 3, 2025, and

(v)
$38 million aggregate principal amount of newly issued Oncor 3.86% Senior Notes, Series B, due January 14, 2026 (2026 Notes), issued in exchange for a like principal amount of SDTS’s 3.86% Senior Notes due January 14, 2026.

The 2030 Notes, 2029 Notes, 2020 Notes, 2025 Notes and 2026 Notes were each issued pursuant to a Note Purchase Agreement. Closing of the Note Purchase Agreements and issuance of the 2030 Notes, 2029 Notes, 2020 Notes, 2025 Notes and 2026 Notes (collectively, NPA Notes) occurred on May 16, 2019, immediately following consummation of the InfraREIT Acquisition.

The Note Purchase Agreements contain customary covenant restrictions and events of default. The NPA Notes are secured equally and ratably with Oncor’s other secured indebtedness pursuant to the Deed of Trust. For more information on the Deed of Trust, see “Deed of Trust” below. Oncor received no proceeds from the issuance of the NPA Notes.

Term Loan Credit Agreements

On September 6, 2019, Oncor entered into an unsecured term loan credit agreement (2019 Term Loan Agreement) in an aggregate principal amount of up to $460 million.  The 2019 Term Loan Agreement has a 13-month term, maturing on October 6, 2020. Oncor borrowed the full aggregate principal amount available under the 2019 Term Loan Agreement of $460 million on September 25, 2019. The 2019 Term Loan Agreement bears interest at per annum rates equal to, at Oncor’s option, (i) LIBOR plus 0.50%, or (ii) an alternate base rate (the highest of (1) the prime rate of Wells Fargo Bank National Association, the administrative agent under the agreement, (2) the federal funds effective rate plus 0.50%, and (3) daily one-month LIBOR plus 1%). Oncor used the proceeds (net of fees and expenses) for general corporate purposes, including to repay CP Notes, when due, under Oncor’s CP program.

The 2019 Term Loan Agreement contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things, incurring additional liens, entering into mergers and consolidations, and sales of substantial assets. The 2019 Term Loan Agreement contains a senior debt-to-capitalization ratio covenant that effectively limits Oncor’s ability to incur indebtedness in the future. At December 31, 2019, Oncor was in compliance with this covenant and all other covenants in the term loan credit agreement. See “Credit Rating Provisions, Covenants and Cross Default Provisions” below for additional information on this covenant and the calculation of this ratio.

In November 2019, Oncor repaid $350 million, representing the full principal amount owed, under the term loan credit agreement entered into in 2018 that was scheduled to mature in December 2019. That term loan credit agreement contained covenants similar to the 2019 Term Loan Agreement. Upon repayment, the 2018 term loan credit agreement ceased to be in effect.

Deed of Trust

Oncor’s secured indebtedness is secured equally and ratably by a first priority lien on property Oncor acquired or constructed for the transmission and distribution of electricity. The property is mortgaged under the Deed of Trust. The Deed of Trust permits Oncor to secure indebtedness with the lien of the Deed of Trust up to the aggregate of (i) the amount of available bond credits, and (ii) 85% of the lower of the fair value or cost of certain property additions that could be certified to the Deed of Trust collateral agent. At December 31, 2019, the amount of available bond credits was $2,771 million and the amount of future debt Oncor could secure with property additions, subject to those property additions being certified to the Deed of Trust collateral agent, was $2,410 million.

Borrowings under the CP Program, the Credit Facility, and term loan credit agreements are not secured.

Maturities

Long-term debt maturities at December 31, 2019, are as follows:

Year	Amount
2020	$608
2021	9
2022	891
2023	10
2024	510
Thereafter	6,653
Unamortized discount and debt issuance costs	(56)
Total	$8,625

Fair Value of Long-Term Debt

At December 31, 2019 and 2018, the estimated fair value of long-term debt (including current maturities) totaled $10.003 billion and $7.086 billion, respectively, and the carrying amount totaled $8.625 billion and $6.435 billion, respectively. The fair value is estimated using observable market data, representing Level 2 valuations under accounting standards related to the determination of fair value.

8.    COMMITMENTS AND CONTINGENCIES

Leases

General

A lease exists when a contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. As lessee, our leased assets primarily consist of Oncor’s vehicle fleet and real estate leased for company offices and service centers. Oncor’s leases are accounted for as operating leases for both GAAP and rate-making purposes. We generally recognize operating lease costs on a straight-line basis over the lease term in operating expenses. We are not a lessor to any material lease contracts.

As of the lease commencement date, we recognize a lease liability for our obligation to make lease payments, which we initially measure at present value using our incremental borrowing rate at the date of lease commencement, unless the rate implicit in the lease is readily determinable. We determine our incremental borrowing rate based on the rate of interest that we would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term in a similar economic environment. We also record a ROU asset for our right to use the underlying asset, which is initially equal to the lease liability and adjusted for any lease payments made at or before lease commencement, lease incentives and any initial direct costs.

Some of our lease agreements contain nonlease components, which represent items or activities that transfer a good or service. We separate lease components from nonlease components, if any, for our fleet vehicle and real estate leases for purposes of calculating the related lease liability and ROU asset.

Certain of Oncor’s leases include options to extend the lease terms for up to 20 years, while others include options to terminate early. Our lease liabilities and ROU assets are based on lease terms that may include such options to extend or terminate the lease when it is reasonably certain that we will exercise that option.

Short-term Leases

Some of Oncor’s contracts are short-term leases, which have a lease term of 12 months or less at lease commencement. As allowed by GAAP, we do not recognize a lease liability or ROU asset arising from short-term leases for all existing classes of underlying assets. We recognize short-term lease costs on a straight-line basis over the lease term.

Lease Obligations, Lease Costs and Other Supplemental Data

The following tables summarize lease information on the consolidated balance sheet at December 31, 2019.

At December 31,
2019
Operating Leases:
ROU assets:
Operating lease ROU and other assets	$92

Lease liabilities:
Operating lease and other current liabilities	$26
Employee benefit, operating lease and other obligations	66
Total operating lease liabilities	$92

Weighted-average remaining lease term (in years)	4
Weighted-average discount rate	3.3%

The components of lease costs and cash paid for amounts included in the measurement of lease liabilities in 2019 were as follows:

Year Ended
December 31, 2019
Operating lease cost:
Operating lease costs (including amounts allocated to property, plant and equipment)	$40
Short-term lease costs	34
Total operating lease costs	$74

Operating lease payments:
Cash paid for amounts included in the measurement of lease liabilities	$32

The table below presents the maturity analysis of lease liabilities and reconciliation to the present value of lease liabilities:

Year	Amount
2020	$28
2021	25
2022	19
2023	13
2024	8
Thereafter	3
Total undiscounted lease payments	96
Less imputed interest	(4)
Total operating lease obligations	$92

Leases that Have Not Yet Commenced

In December 2019, Oncor entered into a 15 year lease agreement for replacement office space. The lease will commence in February 2020 and is expected to be accounted for as an operating lease.

Leases Disclosures Under Previous GAAP

At December 31, 2018, future minimum lease payments under operating leases (with initial or remaining noncancelable lease terms in excess of one year) were as follows:

Year	Amount
2019	$29
2020	22
2021	20
2022	15
2023	8
Thereafter	5
Total future minimum lease payments	$99

Rent charged to operation and maintenance expense totaled $28 million and $27 million for the years ended December 31, 2018 and 2017, respectively.

Capital Expenditures

As part of the Sempra Acquisition, Oncor has committed to make minimum aggregate capital expenditures equal to at least $7.5 billion over the five year period ending December 31, 2022.

Energy Efficiency Spending

Oncor is required to annually invest in programs designed to improve customer electricity demand efficiencies to satisfy ongoing regulatory requirements. The requirement for the year 2020 is $50 million which is recoverable in rates.

Legal/Regulatory Proceedings

We and Oncor are involved in various legal and administrative proceedings in the normal course of business, the ultimate resolution of which, in the opinion of management, should not have a material effect upon our financial position, results of operations or cash flows.

Labor Contracts

At December 31, 2019, approximately 18% of Oncor’s full time employees were represented by a labor union and covered by a collective bargaining agreement with an expiration date of October 25, 2022.

Environmental Contingencies

Oncor must comply with environmental laws and regulations applicable to the handling and disposal of hazardous waste. Oncor is in compliance with all current laws and regulations; however, the impact, if any, of changes to existing regulations or the implementation of new regulations is not determinable. The costs to comply with environmental regulations can be significantly affected by the following external events or conditions:

•	changes to existing state or federal regulation by governmental authorities having jurisdiction over control of toxic substances and hazardous and solid wastes, and other environmental matters, and

•	the identification of additional sites requiring clean-up or the filing of other complaints in which Oncor may be asserted to be a potential responsible party.

We have not identified any significant potential environmental liabilities at this time.

9. MEMBERSHIP INTERESTS - ONCOR HOLDINGS

Cash Contributions

On February 18, 2020, Oncor Holdings received cash capital contributions from its member totaling $70 million. During 2019, Oncor Holdings received the following capital cash contributions from its member.

Received	Amount
November 21, 2019	$273
October 28, 2019	79
July 29, 2019	56
May 15, 2019	1,067
April 30, 2019	56
February 19, 2019	56
$1,587

Cash Distributions

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are composed of a majority of Disinterested Directors, can withhold distributions to the extent such board determines that it is necessary to retain such amounts to meet the respective company’s expected future requirements.

Oncor’s distributions are limited by the requirement to maintain its regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including any finance leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding the effects of acquisition accounting from a 2007 transaction (which included recording the initial goodwill and fair value adjustments and subsequent related impairments and amortization).

The PUCT order issued in the Sempra Acquisition, Oncor’s limited liability company agreement and our limited liability company agreement set forth various restrictions on distributions to members. Among those restrictions is the commitment that Oncor will not make distributions that would cause Oncor to be out of compliance with the PUCT’s approved debt-to-equity ratio, which is currently 57.5% debt to 42.5% equity. The distribution restrictions also include the ability of Oncor’s board, a majority of the Disinterested Directors, or either of the two member directors designated by Texas Transmission to limit distributions to the extent each determines it is necessary to meet expected future requirements of Oncor (including continuing compliance with the PUCT debt-to-equity ratio commitment). At December 31, 2019, Oncor had $751 million available to distribute to its members of which 80.25% related to our own ownership interest, as Oncor’s regulatory capitalization ratio was 54.8% debt to 45.2% equity.

On February 19, 2020, our board of directors declared a cash distribution of $73 million, which was paid to our member on February 20, 2020. During 2019, our board of directors declared, and we paid, the following cash distributions to our member:

Declaration Date	Payment Date	Amount
October 29, 2019	October 31, 2019	$85
July 30, 2019	July 31, 2019	53
May 1, 2019	May 2, 2019	54
February 20, 2019	February 22, 2019	54
		$246

During 2018, our board of directors declared, and we paid cash distributions of $149 million to our member.

Accumulated Other Comprehensive Income (Loss) (AOCI) - Oncor Holdings

The following table presents the changes to AOCI attributable to Oncor Holdings for the years ended December 31, 2019, 2018 and 2017 net of tax:

	Cash Flow Hedges – Interest Rate Swap	Defined Benefit Pension and OPEB Plans	Accumulated Other Comprehensive Income (Loss)

Balance at December 31, 2016	$(16)	$(73)	$(89)
Defined benefit pension plans	-	6	6
Cash flow hedge amounts reclassified from AOCI and reported in interest expense and related charges	2	-	2
Balance at December 31, 2017	$(14)	$(67)	$(81)
Defined benefit pension plans	-	(13)	(13)
Cash flow hedge amounts reclassified from AOCI and reported in interest expense and related charges	2	-	2
Balance at December 31, 2018	$(12)	$(80)	$(92)
Defined benefit pension plans	-	17	17
Cash flow hedge amounts reclassified from AOCI and reported in interest expense and related charges	1	-	1
ASU 2018-02 stranded tax effects (Note 1)	(4)	(14)	(18)
Balance at December 31, 2019	$(15)	$(77)	$(92)

10.     NONCONTROLLING INTERESTS

At December 31, 2019, Oncor’s ownership was 80.25% held by us and 19.75% held by Texas Transmission. The book value of the noncontrolling interests exceeds its ownership percentage due to the portion of Oncor’s deferred taxes not attributable to the noncontrolling interests.

11.    EMPLOYEE BENEFIT PLANS

Regulatory Recovery of Pension and OPEB Costs

PURA provides for Oncor’s recovery of pension and OPEB costs applicable to services of its active and retired employees, as well as services of certain EFH Corp./Vistra active and retired employees for periods prior to the deregulation and disaggregation of EFH Corp.’s electric utility businesses effective January 1, 2002 (recoverable service). Accordingly, in 2005, Oncor entered into an agreement with a predecessor of EFH Corp. whereby it assumed responsibility for applicable pension and OPEB costs related to those personnel’s recoverable service. Oncor subsequently entered into agreements with EFH Corp. and a Vistra affiliate regarding provision of these benefits. Pursuant to the agreement with the Vistra affiliate, Oncor sponsors an OPEB plan that provides certain retirement healthcare and life insurance benefits to eligible former Oncor, EFH Corp. and Vistra employees for whom both Oncor and Vistra bear a portion of the benefit responsibility. See “OPEB Plans” below for more information.

Oncor is authorized to establish a regulatory asset or liability for the difference between the amounts of pension and OPEB costs approved in current billing rates and the actual amounts that would otherwise have been recorded as charges or credits to earnings related to recoverable service. Amounts deferred are ultimately subject to regulatory approval. At December 31, 2019 and 2018, Oncor had recorded regulatory assets totaling $964 million and $1,018 million, respectively, related to pension and OPEB costs, including amounts related to deferred expenses as well as amounts related to unfunded liabilities that otherwise would be recorded as other comprehensive income.

Oncor also assumed primary responsibility for pension benefits of a closed group of retired and terminated vested plan participants not related to our regulated utility business (non-recoverable service) in a 2012 transaction. Any retirement costs associated with non-recoverable service is not recoverable through rates.

Pension Plans

Oncor sponsors the Oncor Retirement Plan and also has liabilities under the Vistra Retirement Plan (formerly EFH Retirement Plan), both of which are qualified pension plans under Section 401(a) of the Code, and are subject to the provisions of ERISA. Employees do not contribute to either plan. These pension plans provide benefits to participants under one of two formulas: (i) a Cash Balance Formula under which participants earn monthly contribution credits based on their compensation and a combination of their age and years of service, plus monthly interest credits or (ii) a Traditional Retirement Plan Formula based on years of service and the average earnings of the three years of highest earnings. The interest component of the Cash Balance Formula is variable and is determined using the yield on 30-year Treasury bonds. Under the Cash Balance Formula, future increases in earnings will not apply to prior service costs.

All eligible employees hired after January 1, 2001 participate under the Cash Balance Formula. Certain employees, who, prior to January 1, 2002, participated under the Traditional Retirement Plan Formula, continue their participation under that formula. It is Oncor’s policy to fund its plans on a current basis to the extent required under existing federal tax and ERISA regulations.

Oncor also has the Supplemental Retirement Plan for certain employees whose retirement benefits cannot be fully earned under the qualified retirement plan. Supplemental Retirement Plan amounts are included in the reported pension amounts below.

At December 31, 2019, the pension plans’ projected benefit obligation included a net actuarial loss of $367 million for 2019 due primarily to a decrease in the discount rate. Actual returns on pension plan assets of $486 million in 2019 were more than the expected return on assets of $119 million, resulting in a net actuarial gain of $367 million. We expect the pension plans’ amortizations of net actuarial losses to be $47 million in 2020.

OPEB Plans

We currently sponsor two OPEB Plans. One plan covers our eligible current and future retirees whose services are 100% attributed to the regulated business. Effective January 1, 2018, we established a second plan to cover eligible retirees of Oncor and EFH Corp./Vistra whose employment services were assigned to both Oncor (or a predecessor regulated utility business) and the non-regulated business of EFH Corp./Vistra. Vistra is solely responsible for its portion of the liability for retiree benefits related to those retirees.

Oncor’s contribution policy for the OPEB Plans is to place in irrevocable external trusts dedicated to the payment of OPEB expenses an amount at least equal to the OPEB expense recovered in rates.

At December 31, 2019, the Oncor OPEB Plans’ projected benefit obligation included a net actuarial gain of $5 million for 2019, including $145 million gain associated with mortality assumption changes, and updates to health care claims and trend assumptions, offset by a loss of $126 million due to a decrease in the discount rate and a loss of $14 million associated with census date updates. Actual returns on Oncor OPEB Plans’ assets in 2019 were more than the expected return on assets by $17 million resulting in a net actuarial gain of $22 million. We expect the Oncor OPEB Plans’ amortizations of net actuarial losses to decrease by $9 million in 2020 reflecting these changes.

Pension and OPEB Costs Recognized as Expense

Pension and OPEB amounts provided herein include amounts related only to Oncor’s portion of the various plans based on actuarial computations and reflect Oncor’s employee and retiree demographics as described above. Oncor’s net costs related to pension and Oncor OPEB plans were comprised of the following:

	Year Ended December 31,
	2019	2018	2017

Pension costs	$63	$77	$85
OPEB costs	41	70	58
Total benefit costs	104	147	143
Less amounts recognized principally as property or a regulatory asset	(27)	(69)	(98)
Net amounts recognized as operation and maintenance expense or other deductions	$77	$78	$45

The calculated value method is used to determine the market-related value of the assets held in the trust for purposes of calculating pension costs. Realized and unrealized gains or losses in the market-related value of assets are included over a rolling four-year period. Each year, 25% of such gains and losses for the current year and for each of the preceding three years is included in the market-related value. Each year, the market-related value of assets is increased for contributions to the plan and investment income and is decreased for benefit payments and expenses for that year.

The fair value method is used to determine the market-related value of the assets held in the trust for purposes of calculating OPEB cost.

Detailed Information Regarding Pension and OPEB Benefits

The following pension and OPEB information is based on December 31, 2019, 2018 and 2017 measurement dates:

	Pension Plans			OPEB Plans
	Year Ended December 31,			Year Ended December 31,
	2019	2018	2017	2019	2018	2017

Assumptions Used to Determine Net Periodic Pension and OPEB Costs:
Discount rate	4.18%	3.54%	4.05%	4.41%	3.73%	4.35%
Expected return on plan assets	5.42%	5.11%	5.17%	6.19%	6.20%	6.10%
Rate of compensation increase	4.53%	4.46%	3.33%	—	—	—

Components of Net Pension and OPEB Costs:
Service cost	$25	$27	$24	$6	$8	$7
Interest cost	128	121	131	43	44	47
Expected return on assets	(119)	(120)	(115)	(7)	(9)	(8)
Amortization of prior service cost (credit)	—	—	—	(20)	(30)	(20)
Amortization of net loss	29	49	45	19	57	32
Net periodic pension and OPEB costs	$63	$77	$85	$41	$70	$58

Other Changes in Plan Assets and Benefit Obligations Recognized as Regulatory Assets or in Other Comprehensive Income:
Net loss (gain)	$—	$67	$(11)	$(22)	$(177)	$139
Amortization of net loss	(29)	(49)	(45)	(19)	(57)	(32)
Plan amendments	—	—	—	—	—	(78)
Amortization of prior service (cost) credit	—	—	—	20	30	20
Total recognized as regulatory assets or other comprehensive income	(29)	18	(56)	(21)	(204)	49
Total recognized in net periodic pension and OPEB costs and as regulatory assets or other comprehensive income	$34	$95	$29	$20	$(134)	$107

	Pension Plans			OPEB Plans
	Year Ended December 31,			Year Ended December 31,
	2019	2018	2017	2019	2018	2017

Assumptions Used to Determine Benefit Obligations at Period End:
Discount rate	3.13%	4.18%	3.54%	3.29%	4.41%	3.73%
Rate of compensation increase	4.64%	4.53%	4.46%	-	-	-

	Pension Plans		OPEB Plans
	Year Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$3,162	$3,500	$1,006	$1,198
Service cost	25	27	6	8
Interest cost	128	121	43	44
Participant contributions	-	-	19	19
Plan amendments	-	-	-	-
Actuarial (gain) loss	367	(232)	(5)	(196)
Benefits paid	(164)	(175)	(70)	(67)
Annuity purchase	(118)	(79)	-	-
Projected benefit obligation at end of year	$3,400	$3,162	$999	$1,006
Accumulated benefit obligation at end of year	$3,283	$3,069	$-	$-

Change in Plan Assets:
Fair value of assets at beginning of year	$2,249	$2,600	$132	$149
Actual return (loss) on assets	486	(179)	25	(10)
Employer contributions	41	82	35	41
Participant contributions	-	-	19	19
Benefits paid	(164)	(175)	(70)	(67)
Annuity purchase	(118)	(79)	-	-
Fair value of assets at end of year	$2,494	$2,249	$141	$132

Funded Status:
Projected benefit obligation at end of year	$(3,400)	$(3,162)	$(999)	$(1,006)
Fair value of assets at end of year	2,494	2,249	141	132
Funded status at end of year	$(906)	$(913)	$(858)	$(874)

	Pension Plans		OPEB Plans
	Year Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Amounts Recognized in the Balance Sheet Consist of:
Liabilities:
Other current liabilities	$(5)	$(4)	$(15)	$(7)
Other noncurrent liabilities	(901)	(909)	(843)	(867)
Net liability recognized	$(906)	$(913)	$(858)	$(874)
Regulatory assets:
Net loss	$531	$534	$129	$171
Prior service cost (credit)	-	-	(37)	(57)
Net regulatory asset recognized	$531	$534	$92	$114
Accumulated other comprehensive net loss	$120	$147	$1	$1

The following tables provide information regarding the assumed health care cost trend rates.

	Year Ended December 31,
	2019	2018

Assumed Health Care Cost Trend Rates – Not Medicare Eligible:
Health care cost trend rate assumed for next year	7.20%	7.60%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2029	2026

Assumed Health Care Cost Trend Rates – Medicare Eligible:
Health care cost trend rate assumed for next year	8.00%	8.70%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2029	2027

	1-Percentage Point Increase	1-Percentage Point Decrease

Sensitivity Analysis of Assumed Health Care Cost Trend Rates:
Effect on accumulated postretirement obligation	$128	$(106)
Effect on postretirement benefits cost	5	(4)

The following table provides information regarding pension plans with projected benefit obligations (PBO) and accumulated benefit obligations (ABO) in excess of the fair value of plan assets.

	At December 31,
	2019	2018

Pension Plans with PBO and ABO in Excess of Plan Assets:
Projected benefit obligations	$3,400	$3,162
Accumulated benefit obligations	3,283	3,069
Plan assets	2,494	2,249

Pension and OPEB Plans Investment Strategy and Asset Allocations

Oncor’s investment objective for the retirement plans is to invest in a suitable mix of assets to meet the future benefit obligations at an acceptable level of risk, while minimizing the volatility of contributions. Equity securities are held to achieve returns in excess of passive indexes by participating in a wide range of investment opportunities. International equity, real estate securities and credit strategies (high yield bonds, emerging market debt and bank loans) are used to further diversify the equity portfolio. International equity securities may include investments in both developed and emerging international markets. Fixed income securities include primarily corporate bonds from a diversified range of companies, U.S. Treasuries and agency securities and money market instruments. The investment strategy for fixed income investments is to maintain a high grade portfolio of securities, which assists Oncor in managing the volatility and magnitude of plan contributions and expense while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses.

The Oncor Retirement Plan’s investments are managed in two pools: one pool associated with the recoverable service portion of plan obligations related to Oncor’s regulated utility business, and a second pool associated with the non-recoverable service portion of plan obligations not related to Oncor’s regulated utility business. Each pool is invested in a broadly diversified portfolio as shown below. The second pool represents 27% of total investments at December 31, 2019.

The target asset allocation ranges of the pension plan’s investments by asset category are as follows:

Target Allocation Ranges
Asset Category	Recoverable	Non-recoverable

International equities	13% - 21%	6% - 12%
U.S. equities	16% - 24%	8% - 14%
Real estate	3% - 7%	-
Credit strategies	5% - 10%	5% - 9%
Fixed income	45% - 55%	68% - 78%

The investment objective for the Oncor OPEB Plans primarily follows the objectives of the pension plans discussed above, while maintaining sufficient cash and short-term investments to pay near-term benefits and expenses. The actual amounts at December 31, 2019 provided below are consistent with the asset allocation targets.

Fair Value Measurement of Pension Plans’ Assets

At December 31, 2019 and 2018, pension plans’ assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2019
	Level 1	Level 2	Level 3	Total

Asset Category
Equity securities:
U.S.	$194	$2	$-	$196
International	290	1	-	291
Fixed income securities:
Corporate bonds (a)	-	908	-	908
U.S. Treasuries	-	147	-	147
Other (b)	-	63	-	63
Real estate	-	-	3	3
Total assets in the fair value hierarchy	$484	$1,121	$3	1,608
Total assets measured at net asset value (c)				886
Total fair value of plan assets				$2,494

	At December 31, 2018
	Level 1	Level 2	Level 3	Total

Asset Category
Equity securities:
U.S.	$170	$2	$-	$172
International	239	-	-	239
Fixed income securities:
Corporate bonds (a)	-	930	-	930
U.S. Treasuries	-	110	-	110
Other (b)	-	69	-	69
Real estate	-	-	3	3
Total assets in the fair value hierarchy	$409	$1,111	$3	1,523
Total assets measured at net asset value (c)				726
Total fair value of plan assets				$2,249
_____________

(a)	Substantially all corporate bonds are rated investment grade by Fitch, Moody’s or S&P.

(b)	Other consists primarily of municipal bonds, emerging market debt, bank loans and fixed income derivative instruments.

(c)
Fair value was measured using the net asset value (NAV) per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.

Fair Value Measurement of Oncor OPEB Plans’ Assets

At December 31, 2019 and 2018, the Oncor OPEB Plans’ assets measured at fair value on a recurring basis consisted of the following:

	At December 31, 2019
	Level 1	Level 2	Level 3	Total

Asset Category
Interest-bearing cash	$6	$-	$-	$6
Equity securities:
U.S.	24	-	-	24
International	28	-	-	28
Fixed income securities:
Corporate bonds (a)	-	31	-	31
U.S. Treasuries	-	3	-	3
Other (b)	22	2	-	24
Total assets in the fair value hierarchy	$80	$36	$-	116
Total assets measured at net asset value (c)				25
Total fair value of plan assets				$141

	At December 31, 2018
	Level 1	Level 2	Level 3	Total

Asset Category
Interest-bearing cash	$15	$-	$-	$15
Equity securities:
U.S.	21	-	-	21
International	22	-	-	22
Fixed income securities:
Corporate bonds (a)	-	26	-	26
U.S. Treasuries	-	3	-	3
Other (b)	28	1	-	29
Total assets in the fair value hierarchy	$86	$30	$-	116
Total assets measured at net asset value (c)				16
Total fair value of plan assets				$132
_____________

(a)	Substantially all corporate bonds are rated investment grade by Fitch, Moody’s or S&P.

(b)	Other consists primarily of diversified bond mutual funds.

(c)
Fair value was measured using the net asset value (NAV) per share as a practical expedient as the investments did not have a readily determinable fair value and are not required to be classified in the fair value hierarchy. The NAV fair value amounts presented here are intended to permit a reconciliation to the total fair value of plan assets.

Expected Long-Term Rate of Return on Assets Assumption

The retirement plans’ strategic asset allocation is determined in conjunction with the plans’ advisors and utilizes a comprehensive Asset-Liability modeling approach to evaluate potential long-term outcomes of various investment strategies. The modeling incorporates long-term rate of return assumptions for each asset class based on historical and future expected asset class returns, current market conditions, rate of inflation, current prospects for economic growth, and taking into account the diversification benefits of investing in multiple asset classes and potential benefits of employing active investment management.

Pension Plans		Oncor OPEB Plans
Asset Class	Expected Long-Term Rate of Return	Asset Class	Expected Long-Term Rate of Return

International equity securities	7.63%	401(h) accounts	6.26%
U.S. equity securities	6.80%	Life insurance VEBA	6.04%
Real estate	5.20%	Union VEBA	6.04%
Credit strategies	4.56%	Non-union VEBA	1.80%
Fixed income securities	3.40%	Shared retiree VEBA	1.80%
Weighted average (a)	5.22%	Weighted average	5.90%
_____________

(a)	The 2020 expected long-term rate of return for the nonregulated portion of the Oncor Retirement Plan is 4.18%, and for Oncor’s portion of the Vistra Retirement Plan is 4.89%.

Significant Concentrations of Risk

The plans’ investments are exposed to risks such as interest rate, capital market and credit risks. Oncor seeks to optimize return on investment consistent with levels of liquidity and investment risk which are prudent and reasonable, given prevailing capital market conditions and other factors specific to participating employers. While Oncor recognizes the importance of return, investments will be diversified in order to minimize the risk of large losses unless, under the circumstances, it is clearly prudent not to do so. There are also various restrictions and guidelines in place including limitations on types of investments allowed and portfolio weightings for certain investment securities to assist in the mitigation of the risk of large losses.

Assumed Discount Rate

For the Oncor retirement plans at December 31, 2019, Oncor selected the assumed discount rate using the Aon AA-AAA Bond Universe yield curve, which is based on corporate bond yields and at December 31, 2019 consisted of 927 corporate bonds with an average rating of AA and AAA using Moody’s, S&P and Fitch ratings. For Oncor’s portion of the Vistra Retirement Plan and the Oncor OPEB Plans at December 31, 2019, Oncor selected the assumed discount rate using the Aon AA Above Median yield curve, which is based on corporate bond yields and at December 31, 2019 consisted of 361 corporate bonds with an average rating of AA using Moody’s, S&P and Fitch ratings.

Amortization in 2020

In 2020, amortization of the net actuarial loss for the defined benefit pension plans from regulatory assets and other comprehensive income into net periodic benefit cost is expected to be $43 million and $5 million, respectively. No amortization of prior service credit is expected in 2020 for the defined benefit pension plans. Amortization of the net actuarial loss for the OPEB plans from regulatory assets and other comprehensive income into net periodic benefit cost is expected to be $10 million and zero, respectively. Amortization of prior service credit for the OPEB plans from regulatory assets and other comprehensive income into net periodic benefit cost is expected to be $20 million and zero, respectively.

Pension and Oncor OPEB Plans Cash Contributions

Oncor’s contributions to the benefit plans were as follows:

	Year Ended December 31,
	2019	2018	2017

Pension plans contributions	$41	$82	$149
Oncor OPEB Plans contributions	35	41	31
Total contributions	$76	$123	$180

Oncor’s funding for the pension plans and the Oncor OPEB Plans is expected to total $177 million and $35 million, respectively in 2020 and approximately $571 million and $176 million, respectively, for the five year period from 2020 to 2024.

Future Benefit Payments

Estimated future benefit payments to participants are as follows:

	2020	2021	2022	2023	2024	2025-29

Pension plans	$179	$183	$188	$191	$196	$996
Oncor OPEB Plans	$50	$51	$53	$55	$56	$285

Thrift Plan

Oncor employees are eligible to participate in a qualified savings plan, a participant-directed defined contribution plan intended to qualify under Section 401(a) of the Code, and is subject to the provisions of ERISA. Under the plan, employees may contribute, through pre-tax salary deferrals and/or after-tax applicable payroll deductions, a portion of their regular salary or wages as permitted under law. Employer matching contributions are made in an amount equal to 100% of the first 6% of employee contributions for employees who are covered under the Cash Balance Formula of the Oncor Retirement Plan, and 75% of the first 6% of employee contributions for employees who are covered under the Traditional Retirement Plan Formula of the Oncor Retirement Plan. Employer matching contributions are made in cash and may be allocated by participants to any of the plan's investment options. Oncor’s contributions to the Thrift Plan totaled $20 million, $19 million and $17 million for the years ended December 31, 2019, 2018 and 2017, respectively.

12.    STOCK-BASED COMPENSATION

Oncor currently does not offer stock-based compensation to its employees or directors. In 2008, Oncor established the stock appreciation rights (SARs) plan under which certain of its executive officers, key employees and non-employee members of Oncor’s board of directors were granted SARs payable in cash, or in some circumstances, Oncor membership interests.

In November 2012, Oncor accepted the early exercise for cash payments of all outstanding SARs (both vested and unvested) issued to date pursuant to both SARs plans. As part of the 2012 early exercise of SARs Oncor began accruing interest on dividends declared with respect to the SARs. Under both SARs plans, dividends that were paid in respect of Oncor membership interests while the SARs were outstanding were credited to the SARs holder’s account as if the SARs were units, payable upon the earliest to occur of death, disability, separation from service, unforeseeable emergency, a change in control, or the occurrence of an event triggering SAR exercisability. As a result of the Sempra Acquisition, the dividend and interest accounts were distributed in 2018, totaling $15 million. For accounting purposes, the liability was discounted based on an employee’s or director’s expected retirement date. Oncor recognized $4 million and $1 million in accretion and interest with respect to such dividend and interest accounts in years 2018 and 2017, respectively. No SARs liability remained at December 31, 2019.

13.     RELATED-PARTY TRANSACTIONS

The following represent our significant related-party transactions and related matters.

•
We are a member of Sempra’s federal consolidated tax group and therefore Sempra’s federal consolidated income tax return includes our results. Included in our results as reported in Sempra’s federal consolidated tax return is our portion of Oncor’s taxable income. Under the terms of a tax sharing agreement, we are obligated to make payments to STH in an aggregate amount that is substantially equal to the amount of federal income taxes that we would have been required to pay if we were filing our own corporate income tax return. Also under the terms of the tax sharing agreement, Oncor makes similar payments to Texas Transmission, pro rata in accordance with its respective membership interest in Oncor, in an aggregate amount that is substantially equal to the amount of federal income taxes that Oncor would have been required to pay if it were filing its own corporate income tax return. STH also includes Oncor’s results in its combined Texas state margin tax return, and consistent with the tax sharing agreement, Oncor remits to STH Texas margin tax payments, which are accounted for as income taxes and calculated as if Oncor was filing its own return. See discussion in Note 1 to Financial Statements under “Income Taxes.”

Amounts payable to (receivable from) STH related to income taxes under the agreement and reported on our balance sheet consisted of the following:

	At December 31,	At December 31,
	2019	2018

Federal income taxes payable (receivable)	$(4)	$7
Texas margin taxes payable	22	21
Total payable (receivable)	$18	$28

Cash payments made to (received from) Sempra related to income taxes consisted of the following:

	Year Ended December 31, 2019	Year Ended December 31, 2018			Year Ended December 31, 2017
	STH	STH	EFH Corp.	Total	EFH Corp.

Federal income taxes	$54	$77	$(19)	$58	$(83)
Texas margin taxes	22	21	-	21	20
Total payments (receipts)	$76	$98	$(19)	$79	$(63)

•
As of March 8, 2018, approximately 16% of the equity in an existing vendor of the company was owned by a member of the Sponsor Group. As a result of the Sempra Acquisition, the Sponsor Group ceased to be a related party as of March 9, 2018. During 2018 and 2017, this vendor performed transmission and distribution system construction and maintenance services for Oncor. Cash payments were made for such services to this vendor and/or its subsidiaries totaling $35 million dollars for the year-to-date period ended March 8, 2018, of which approximately $33 million was capitalized and $2 million was recorded as an operation and maintenance expense. Cash payments were made for such services to this vendor and/or its subsidiaries totaling $219 million for 2017, of which approximately $210 million was capitalized and $9 million recorded as an operation and maintenance expense.

•
From the May 16, 2019 InfraREIT Acquisition date through December 31, 2019, Oncor paid Sharyland $9 million pursuant to certain of their transmission and distribution tariffs applicable to them and Oncor provided Sharyland with substation monitoring and switching service of $303,000.

•	For the year ended December 31, 2019, Oncor paid Sempra $109,000 pursuant to an agreement for certain corporate support services, including tax work.

See Note 9 for information regarding distributions to member.

14.     EFH BANKRUPTCY PROCEEDINGS AND SEMPRA ACQUISITION

In April 2014, EFH Corp. and the substantial majority of its direct and indirect subsidiaries at the time commenced proceedings under Chapter 11 of the U.S. Bankruptcy Code. The Oncor Ring-Fenced Entities were not parties to the EFH Bankruptcy Proceedings. On March 9, 2018, Sempra acquired the 80.03% of Oncor’s membership interests owned indirectly by EFH Corp. and EFIH (Sempra Acquisition). As a result of the Sempra Acquisition, EFH Corp. merged with an indirect subsidiary of Sempra, with EFH Corp. (renamed STH) continuing as the surviving company and an indirect, wholly owned subsidiary of Sempra. Sempra paid cash consideration of approximately $9.45 billion to acquire the indirect 80.03% outstanding membership interest in Oncor held by Oncor Holdings and other EFH Corp. assets and liabilities unrelated to Oncor. In addition, in a separate transaction, Oncor Holdings acquired 0.22% of the outstanding membership interests in Oncor from Investment LLC for $26 million in cash, which represents approximately $18.60 per membership interest. As a result, after the Sempra Acquisition, Oncor Holdings owns 80.25% of Oncor’s outstanding membership interests and Texas Transmission owns 19.75% of Oncor’s outstanding membership interests. In February 2020, Sempra acquired (through STIH) an indirect 1% ownership interest in Texas Transmission.

The Sempra Acquisition was consummated after obtaining the approval of the bankruptcy court in the EFH Bankruptcy Proceedings, the Federal Communications Commission and the PUCT. The PUCT approval was obtained in Docket No. 47675, and the final order issued in that docket as well as the limited liability company agreements of Oncor and Oncor Holdings outline certain ring-fencing measures, governance mechanisms and restrictions that apply after the Sempra Acquisition. As a result of these ring-fencing measures, Sempra does not control Oncor or Oncor Holdings, and the ring-fencing measures limit Sempra’s ability to direct the management, policies and operations of Oncor, including the deployment or disposition of Oncor’s assets, declarations of dividends, strategic planning and other important corporate issues and actions. These limitations include limited representation on the board of directors of Oncor and Oncor Holdings. For more information on the ring-fencing measures applicable after the Sempra Acquisition, see Note 1.

The Sempra Order also contains certain operational and financial commitments, including that Oncor will make minimum capital expenditures equal to at least $7.5 billion over the period from January 1, 2018 until December 31, 2022 (subject to certain adjustments).

15. SUPPLEMENTARY FINANCIAL INFORMATION

Other Deductions and (Income)

	Year Ended December 31,
	2019	2018	2017

Professional fees	$10	$12	$15
Sempra Acquisition related costs	-	12	-
InfraREIT Acquisition related costs	9	-	-
Recoverable Pension and OPEB - non-service costs	57	53	31
Non-recoverable pension and OPEB (Note 10)	4	6	5
AFUDC equity income	(10)	-	-
Interest income	(5)	(1)	(6)
Other	(2)	2	1
Total other deductions and (income) - net	$63	$84	$46

Interest Expense and Related Charges

	Year Ended December 31,
	2019	2018	2017

Interest	$382	$358	$351
Amortization of debt issuance costs and discounts	9	6	3
Less AFUDC – capitalized interest portion	(16)	(13)	(12)
Total interest expense and related charges	$375	$351	$342

Trade Accounts and Other Receivables

Trade accounts and other receivables reported on our balance sheet consisted of the following:

	At December 31,
	2019	2018

Gross trade accounts and other receivables	$666	$562
Allowance for uncollectible accounts	(5)	(3)
Trade accounts receivable – net	$661	$559

At December 31, 2019, REP subsidiaries of two of Oncor’s largest counterparties represented 15% and 11% of the trade accounts receivable balance and at December 31, 2018, represented 13% and 10% of the trade accounts receivable balance.

Under a PUCT rule relating to the Certification of Retail Electric Providers, write-offs of uncollectible amounts owed by REPs are deferred as a regulatory asset.

Investments and Other Property

Investments and other property reported on our balance sheet consist of the following:

	At December 31,
	2019	2018

Assets related to employee benefit plans	$119	$108
Land	12	12
Other	2	-
Total investments and other property	$133	$120

The majority of these assets represent cash surrender values of life insurance policies that are purchased to fund liabilities under deferred compensation plans. At December 31, 2019 and 2018, the face amount of these policies totaled $172 million and $157 million, respectively, and the net cash surrender values (determined using a Level 2 valuation technique) totaled $95 million and $87 million at December 31, 2019 and 2018, respectively. Changes in cash surrender value are netted against premiums paid. Other investment assets held to satisfy deferred compensation liabilities are recorded at market value.

Property, Plant and Equipment

Property, plant and equipment reported on our balance sheet consisted of the following:

	Composite Depreciation Rate/	At December 31,
	Avg. Life at December 31, 2019	2019	2018
Assets in service:
Distribution	2.8% / 35.8 years	$14,007	$13,105
Transmission	2.9% / 35.0 years	11,094	8,568
Other assets	6.9% / 14.5 years	1,648	1,497
Total		26,749	23,170
Less accumulated depreciation		7,986	7,513
Net of accumulated depreciation		18,763	15,657
Construction work in progress		585	417
Held for future use		22	16
Property, plant and equipment – net		$19,370	$16,090

Depreciation expense as a percent of average depreciable property approximated 2.7%, 2.8% and 3.4% for the years ended December 31, 2019, 2018 and 2017, respectively.

Intangible Assets

Intangible assets (other than goodwill) reported on our balance sheet as part of property, plant and equipment consisted of the following:

	At December 31, 2019			At December 31, 2018
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Identifiable intangible assets subject to amortization:
Land easements	$575	$107	$468	$464	$101	$363
Capitalized software	933	430	503	787	385	402
Total	$1,508	$537	$971	$1,251	$486	$765

Aggregate amortization expense for intangible assets totaled $52 million, $50 million and $57 million for the years ended December 31, 2019, 2018 and 2017, respectively. At December 31, 2019, the weighted average remaining useful lives of capitalized land easements and software were 83 years and 9 years, respectively. The estimated aggregate amortization expense for each of the next five fiscal years is as follows:

Year	Amortization Expense

2020	$61
2021	61
2022	61
2023	61
2024	60

Goodwill totaling $4,628 million and $4,064 million were reported on our balance sheet at December 31, 2019 and 2018, respectively. The increase is due to the InfraREIT Acquisition. None of this goodwill is being deducted for tax purposes. See Note 1 regarding goodwill impairment assessment and testing.

Employee Benefit, Operating Lease and Other Obligations

Employee benefit, operating lease and other obligations reported on our balance sheet consisted of the following:

	At December 31,
	2019	2018

Retirement plans and other employee benefits	$1,834	$1,858
Liabilities related to tax sharing agreement with noncontrolling interest	112	121
Operating lease liabilities (Notes 1 and 8)	66	-
Investment tax credits	6	8
Other	74	77
Total employee benefit, operating lease and other obligations	$2,092	$2,064

Supplemental Cash Flow Information

	Year Ended December 31,
	2019	2018	2017

Cash payments related to:
Interest	$368	$368	$345
Less capitalized interest	(16)	(13)	(12)
Interest payments (net of amounts capitalized)	$352	$355	$333
Income taxes:
Federal	$65	$68	$(95)
State	22	21	20
Total payments (refunds) of income taxes	$87	$89	$(75)

Noncash increase in operating lease obligation for ROU assets	$38	$-	$-

Noncash Sharyland 2017 Asset Exchange costs	$-	$-	$383

Noncash investing and financing activity (a):
Acquisition:
Assets acquired	$2,547	$-	$-
Liabilities assumed	(1,223)	-	-
Cash paid	$1,324	$-	$-

Noncash construction expenditures (b)	$278	$174	$129
_____________
(a)    See Note 7 for more information on noncash debt exchange related to InfraREIT Acquisition.
(b)    Represents end-of-period accruals.

16.     CONDENSED FINANCIAL INFORMATION

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC (Parent Co.)
PARENT ONLY FINANCIAL INFORMATION
(millions of dollars)

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2019	2018	2017
Income tax expense	$(8)	$(24)	$(73)
Equity in earnings of subsidiary	522	437	335
Net Income	514	413	262
Other comprehensive income (net of tax (benefit) expense of $4, ($3) and $4)	19	(11)	8
Comprehensive income	$533	$402	$270

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018	2017
Cash provided by operating activities	$246	$149	$171
Cash used in financing activities - distributions paid to member	(246)	(149)	(171)
Net change in cash and cash equivalents	-	-	-
Cash and cash equivalents - beginning balance	-	-	-
Cash and cash equivalents - ending balance	$-	$-	$-

CONDENSED BALANCE SHEETS

	At December 31,	At December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$-	$-
Income taxes receivable from member - current	1	-
Investments - noncurrent	8,698	6,851
Accumulated deferred income taxes	114	101
Total assets	$8,813	$6,952
LIABILITIES AND MEMBERSHIP INTERESTS
Income taxes payable to member - current	$-	$3
Other noncurrent liabilities and deferred credits	112	121
Total liabilities	112	124
Membership interests	8,701	6,828
Total liabilities and membership interests	$8,813	$6,952

See Notes to Financial Statements.

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC (Parent Co.)
CONDENSED FINANCIAL INFORMATION
NOTES TO CONDENSED FINANCIAL STATEMENTS

Basis of Presentation

References herein to “we,” “our,” “us” and “the company” are to Oncor Holdings (Parent Co.) and/or its direct or indirect subsidiaries as apparent in the context.

The accompanying condensed balance sheets are presented at December 31, 2019 and 2018, and the accompanying condensed statements of income and cash flows are presented for the years ended December 31, 2019, 2018 and 2017. We are a Delaware limited liability company indirectly wholly owned by Sempra. As of December 31, 2019, we own 80.25% of the membership interests in Oncor. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to the rules of the US Securities and Exchange Commission. Because the condensed financial statements do not include all of the information and footnotes required by GAAP, they should be read in conjunction with the consolidated financial statements and Notes 1 through 16. Our subsidiary has been accounted for under the equity method in this condensed financial information. All dollar amounts in the financial statements are stated in millions of US dollars unless otherwise indicated.

Distribution Restrictions

While there are no direct restrictions on our ability to distribute our net income that are currently material, substantially all of our net income is derived from Oncor. Our board of directors and Oncor’s board of directors, which are composed of a majority of independent directors, can withhold distributions to the extent the boards determine that it is necessary to retain such amounts to meet our expected future requirements. The PUCT has the authority to determine what types of debt and equity are included in a utility’s debt-to-equity ratio. For purposes of this ratio, debt is calculated as long-term debt including capital leases plus unamortized gains on reacquired debt less unamortized issuance expenses, premiums and losses on reacquired debt. Equity is calculated as membership interests determined in accordance with GAAP, excluding the effects of acquisition accounting from a 2007 transaction and the InfraREIT Acquisition (which included recording the initial goodwill and fair value adjustments and the subsequent related impairments and amortization).

Oncor’s distributions are limited by the requirement to maintain its regulatory capital structure at or below the assumed debt-to-equity ratio established periodically by the PUCT for ratemaking purposes, which is currently set at 57.5% debt to 42.5% equity. At December 31, 2019, Oncor’s regulatory capitalization ratio was 54.8% debt to 45.2% equity.

During 2019, 2018 and 2017, Oncor’s board of directors declared, and Oncor paid to us the following cash distributions:

	Year Ended December 31,
	2019 (Sempra)	2018 (Sempra)	2017 (EFH Corp.)
	(millions of dollars)
Distributions received, subsequently paid as federal income taxes recognized as operating activities	$10	$18	$19
Distributions received, subsequently paid as a distribution recognized as financing activities	246	149	171
Total distributions from Oncor	$256	$167	$190